UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.  )
_______________________________________

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Universal Electronics Inc.
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LETTER FROM OUR CHAIRMAN AND CEO
April 14, 2025
Dear Stockholder:
You are cordially invited to attend the 2025 Annual Meeting of Stockholders of Universal Electronics Inc., to be held at our corporate office, 15147 N. Scottsdale Road, Suite H300, Scottsdale, Arizona 85254, on Tuesday, May 27, 2025 at 1:00 p.m., local time in Scottsdale, Arizona.
The following Notice of Annual Meeting of Stockholders and Proxy Statement includes information about the matters to be acted upon by stockholders at the Annual Meeting. We hope that you will exercise your right to vote, either by attending the Annual Meeting and voting in person or by voting through other acceptable means as promptly as possible. You may vote through the Internet, by telephone or by mailing your completed proxy card (or voting instruction form, if you hold your shares through a broker).
Important Notice Regarding the Availability of Proxy Materials
for the 2025 Annual Meeting of Stockholders
We are mailing many of our stockholders a Notice Regarding the Availability of Proxy Materials rather than a full set of our proxy materials. The Notice contains instructions on how to access our proxy materials on the Internet, as well as instructions on how to obtain a paper copy of the full set of proxy materials if a stockholder so desires. This process is more environmentally friendly and reduces our costs to print and distribute these materials to stockholders. All stockholders who do not receive the Notice Regarding the Availability of Proxy Materials will receive a full set of our proxy materials.
On behalf of the Board of Directors and management of Universal Electronics Inc., we thank you for all of your support.

Sincerely yours,

Paul D. Arling
Chairman and Chief Executive Officer

UNIVERSAL ELECTRONICS INC.
15147 N. Scottsdale Road, Suite H300
Scottsdale, Arizona 85254
480-530-3000
www.uei.com

UNIVERSAL ELECTRONICS INC.
Corporate Headquarters
15147 N. Scottsdale Road, Suite H300
Scottsdale, Arizona 85254
Notice of Annual Meeting of Stockholders
to be Held on Tuesday, May 27, 2025
The 2025 Annual Meeting of Stockholders of Universal Electronics Inc., a Delaware corporation ("Universal," "UEI," the "Company," "we," "us" or "our"), will be held at our corporate office, 15147 N. Scottsdale Road, Suite H300, Scottsdale, Arizona 85254, on Tuesday, May 27, 2025 at 1:00 p.m., local time in Scottsdale, Arizona.
The meeting will be conducted for the following purposes:

Proposal One:	To approve, on an advisory basis, the compensation of our named executive officers;

Proposal Two:	To ratify the appointment of Grant Thornton LLP, an independent registered public accounting firm, as our auditors for the year ending December 31, 2025; and

To consider and act upon such other matters as may properly come before this Annual Meeting of Stockholders or any and all postponements or adjournments thereof.
All holders of record of shares of our common stock (NASDAQ: UEIC) at the close of business on Monday, April 7, 2025 are entitled to vote at the meeting and at any postponements or adjournments of the meeting. To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the meeting in person. We encourage you to vote via the Internet at www.AALVote.com/UEIC. It is convenient and may save us postage and processing costs. In addition, when you vote via the Internet, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted. If you do not vote via the Internet, please vote by telephone or by completing, signing, dating and returning the accompanying proxy card in the enclosed return envelope. Voting early will help avoid additional solicitation costs and will not prevent you from attending the Annual Meeting.
IF YOU PLAN TO ATTEND THE MEETING:
Registration and seating will begin at 12:30 p.m. (local time in Scottsdale, Arizona) on the day of the meeting. Each stockholder will need to bring valid picture identification, such as a driver's license or passport, for admission to the meeting. Stockholders holding stock in brokerage accounts ("street name" holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS' MEETING TO BE HELD ON TUESDAY, MAY 27, 2025.
UEI's Proxy Statement and our 2024 Annual Report on Form 10-K are available online at http://web.viewproxy.com/ueinc/2025 and through the "Investor Relations" section of our website, www.uei.com.

By Order of the Board of Directors,

Richard A. Firehammer, Jr.
Secretary

April 14, 2025
Scottsdale, Arizona

UNIVERSAL ELECTRONICS INC.
15147 N. Scottsdale Road, Suite H300
Scottsdale, Arizona 85254
PROXY OVERVIEW

This proxy statement contains information concerning our Annual Meeting of Stockholders ("Annual Meeting") to be held at our corporate office, 15147 N. Scottsdale Road, Suite H300, Scottsdale, Arizona 85254, on Tuesday, May 27, 2025, at 1:00 p.m., local time in Scottsdale, Arizona, and at any adjournments or postponements of the meeting. Holders of the Company's common stock at the close of business on Monday, April 7, 2025, the record date for our Annual Meeting, may vote their shares at the Annual Meeting. Each share owned on the record date is entitled to one vote. At the close of business on the record date, 13,145,083 shares of common stock were outstanding.

Your proxy for the meeting is being solicited by our Board of Directors. This proxy statement and our annual report are being mailed to stockholders beginning on or about Monday, April 14, 2025.

At the Annual Meeting, stockholders will act upon the matters outlined in the notice of meeting provided with this proxy statement, including the following:

Proposal		Board Recommendation
Proposal 1	Approval, on an advisory basis, of the compensation of the Company's named executive officers	FOR
Proposal 2	Ratification of the appointment of Grant Thornton LLP, an independent registered public accounting firm, as the Company's auditors for the year ending December 31, 2025	FOR

In addition, management will respond to questions from stockholders, if any. We are not aware of any other matters that will be brought before the Annual Meeting for action.

Corporate Governance Highlights

The Board of Directors and management have recognized for many years the need for sound corporate governance practices in fulfilling their duties and responsibilities to our stockholders. Included below are certain corporate governance highlights, including policies we have implemented and other notable governance achievements.

Independent Directors	6 of 7	Anti-pledging Policy	Yes
Established and Appointed a Lead Independent Director	Yes	Fully Independent Board Committees	Yes
Independent Directors Meet Without Management	Yes	Director Attendance (Board and Committee)	>75%
Board meetings held in 2024 (1)	9	Minimum Ownership Requirement Met or Exceeded	100%
Stock Ownership Guidelines for Independent Directors (2)	Yes	Code of Conduct for Directors, Officers and Employees	Yes
Board and Committee Self-assessments	Yes	Risk Management Review	Yes
Executive Sessions of Independent Directors	Yes	Separation of CEO and Chairman of the Board	Yes

(1)Two of the nine times, the meetings were held with outside directors only.
(2)Average actual ownership among independent directors was $588,711, including time-based restricted stock units, as of December 31, 2024, which exceeded the minimum ownership guideline of $250,000 by $338,711. New independent directors have five years from the date of joining the Board of Directors of the Company to meet these minimum requirements.

Board Summary

Our Board of Directors is currently divided into two classes, designated as Class I and Class II. Class I consists only of Directors who are also employees of the Company and serve for one-year terms. Class II consists only of Directors who are not employees of the Company and serve for two-year terms. Our only Class I Director is currently Paul D. Arling, our Chairman and Chief Executive Officer, and our Class II Directors are currently serving terms that will expire at our 2026 Annual Meeting of Stockholders. On March 21, 2025, the Company announced that Mr. Arling would cease serving as the Company's Chief Executive Officer no later than April 30, 2025 and would remain as Chairman until the Annual Meeting. Accordingly, we do not have any Directors standing for reelection at the Annual Meeting. After the Annual Meeting, the Board will decide whether to appoint a Chairman of the Board and until that time, Mr. Mulligan will continue as the Board’s Lead Independent Director.

Summary biographical information and the committee memberships and leaderships of our continuing directors are set forth below. Additional information about the directors can be found beginning on page 13.

Directors not up for election:

Name	Age	Independent	Audit	Compensation	Corporate Governance, Sustainability and Nominating	Product Strategy and Innovations	Other Public Company Boards
William C. Mulligan Lead Independent Director Retired Partner, Private Equity	71	☑	£		ø		1
Satjiv S. Chahil Innovations Advisor and Social Entrepreneur	74	☑		£	£	£
Sue Ann R. Hamilton Founder and Principal, Hamilton Media LLC	64	☑		ø	£		1
Romulo C. Pontual (1) Technology Advisor	65	☑	£		£	ø
Edward K. Zinser Financial Consultant	67	☑	ø	£
Eric B. Singer President and Chief Executive Officer of Toro 18 Holdings LLC President, Chief Executive Officer and Chairman of Immersion Corporation	51	☑		£			2
ø Chair £ Member
(1) Mr. Pontual was appointed to the Audit Committee in April 2024 as a new member.

Executive Compensation Program Highlights

We strongly believe that executive compensation, both pay opportunities and pay actually realized, should be tied to Company performance and long-term stockholder returns. In 2024, over 60% of our CEO's total target compensation was in the form of annual and long-term incentives that were tied to the Company's operating results or stock price. Our other named executive officers, on average, received approximately 55% of their total 2024 target compensation pursuant to the same annual and long-term incentives. Furthermore, the great majority of named executive officer compensation is not guaranteed but subject to annual financial and performance goals or the Company's stock price. The following chart, which is provided as a supplemental disclosure and not as a substitute for the required Pay Versus Performance disclosure later in the proxy statement, demonstrates the close link between Company performance (measured as cumulative total stockholder return of the Company's common stock for the five-year period beginning January 1, 2020 based on the percentage that the stock price at the end of the years shown represents versus the stock price as of January 1, 2020) and our CEO's annual compensation over that same five-year period:

CEO Compensation and Company TSR Performance
Compensation in Thousands
$3,600
$3,000
$2,400
$1,800
$1,200
$600
$0
TSR Percentage
120%
100%
80%
60%
40%
20%
0%
2020 Actual
2021 Actual
2022 Actual
2023 Actual
2024 Actual
Annual CEO Compensation
TSR

We believe this alignment of executive and stockholder interests is best advanced by observing the following principles in developing compensation programs and implementing compensation decisions:
•Long-term commitment - The program should be designed to gain a long-term commitment from the proven, accomplished executives that lead our success. Our executive officers have a combined total of approximately 131 years with the Company, during which they have held different positions and have been promoted to increasing levels of responsibility.
•Pay-for-performance - A high proportion of total compensation should be at risk and tied to achievement of annual operating and strategic goals and increases in stockholder value.
•Equity emphasis - Long-term incentives should be provided annually in Company equity to encourage executives to plan and act with the perspective of long-term stockholders.
•Sustainable performance orientation - The mix of incentives provided should motivate sustainable growth in the value of the Company.
•Focus on total compensation - Compensation opportunities should be considered in the context of total compensation relative to the pay practices of similar technology companies that compete with us for talent.

Finally, we believe that designing our compensation programs to reward long-term value creation as well as the achievement of annual financial performance goals protects the Company against inappropriate risk taking and conflicts of interest.

	What We Do		What We Don't Do
✓	Tie the vast majority of our executive compensation to achievement of annual operating and strategic goals and increases in stockholder value.	☒	Back-date or reprice options.
✓	Have competitive and reasonable post-employment and change in control provisions.	☒	Offer defined benefit or supplemental executive retirement plans.
✓	Have stock ownership requirements (4x base salary for CEO; 1x base salary for other executive officers).	☒	Provide tax gross-ups on employee benefits or perquisites(1).
✓	Have broad clawback policies.	☒	Allow margin accounts and pledging stock.
✓	Use an independent compensation consultant.	☒	Offer full vesting of equity awards upon retirement.

(1)     Except as grandfathered in per Mr. Arling's Employment Agreement and per legacy Salary Continuation Agreements to certain of our other executive officers.

Our stockholders have expressed broad approval of our compensation programs. At our 2024 Annual Meeting, approximately 86% of the shares entitled to vote on the say-on-pay proposal voted to approve our named executive officer compensation.

Results and Key Initiatives

Historically, we have operated in a highly competitive environment. This past year was no different. It was also a year in which we continued to be impacted by lower sales to our customers and, to a lesser extent, supply chain and transportation challenges. At the same time, we continued to invest in new products and technologies that we believe will drive improved results in key financial metrics that correlate with long-term stockholder value.

(in millions, except per share amounts and percentages)	2020	2021	2022	2023	2024
Net Sales	$614.7	$601.6	$542.8	$420.5	$394.9
Net Income (Loss)	$38.6	$5.3	$0.4	$(98.2)	$(24.0)
Diluted Earnings (Loss) Per Share	$2.72	$0.39	$0.03	$(7.64)	$(1.85)
Cash Flow from Operations	$73.4	$40.3	$10.9	$25.2	$14.8
Gross Margin %	28.7%	28.8%	28.1%	23.2%	28.9%
Operating Margin %	6.1%	3.9%	2.7%	(20.3)%	(3.9)%
Return on Average Assets	7.2%	1.0%	0.1%	(22.8)%	(7.1)%
Closing Y/E Stock Price	$52.46	$40.75	$20.81	$9.39	$11.00

Over the five-year period from 2020 to 2024, the Company generated a total of $164.6 million in cash flow from operations.

Key strategic initiatives and related achievements for 2024 are listed below:

	Strategic Initiatives		Related Achievements

✓	Deliver new standard products, as well as custom variants, currently on our project development backlog, specifically in the climate control channel.	✓	Shipped new thermostat to HVAC customer in Q3 2024. A European utility has chosen our Tide Touch product, with shipments expected in Q3 2025.
✓	Broaden our home control and home automation product solutions with the aim of acquiring new customers that represent market share leaders in their respective channels and regions.	✓	Shipped a range of new products to a smart home solutions customer in Q4 2024.

Announced new technology platforms, including system on a chip and QuickSet Widget with WiFi6, Matter and Thread capabilities.

✓	Expand our software and service platform, QuickSet, to deliver new features that enhance the personalization and engagement of users on smart entertainment and smart home platforms.	✓	Developed QuickSet homeSense (Level 1 & Level 3) to deliver privacy-based user detection and monitoring for enhanced climate control and smart home device personalization.

Delivered proof of concept of our QuickSet 7 Cloud software and services running on broadband gateway platforms for major telecom customers.
✓	Execute go-to-market strategies that help position our sustainable technology in our major verticals.	✓	Delivered ultra-low power remote control to a global communications company in Q1 2024.

Delivered a sensor to a smart home solutions company with built-in energy harvesting photovoltaic ("PV") cells in Q4 2024.

New customer design win for a remote with energy-harvesting (PV cell) is currently in development and due to ship in Q2 2025.

✓	Consider acquisitions or strategic partners that complement and strengthen our existing business.	✓	Identified potential acquisition target in the climate control market.
✓	Optimize and diversify our manufacturing footprint and reduce our manufacturing concentration in the People's Republic of China.	✓	Successfully scaled down Mexico manufacturing facility to a refurbishment facility.

Scaled up manufacturing capacity and new product capabilities in Vietnam.

Engaged with third-party manufacturers in Vietnam, India and Taiwan to diversify production of certain product categories.

CORPORATE GOVERNANCE

Our board of directors may establish the authorized number of directors from time to time by resolution. The current number of directors is seven. We describe below our key corporate governance policies that enable us to manage our business in accordance with high ethical standards and in the best interests of our stockholders.

Business Ethics — Code of Conduct

Our Code of Conduct applies to each member of our Board of Directors and to all officers and employees of UEI and our subsidiaries wherever located. Our Code of Conduct contains the general guidelines and principles for conducting UEI's business consistent with the highest standards of business ethics. Under our Code of Conduct, our chief executive officer and chief financial officer (who is also our principal accounting officer) are responsible for creating and maintaining a culture of high ethical standards and of commitment to compliance throughout our Company to ensure the fair and timely reporting of UEI's financial results and condition.

We encourage our employees to report all violations of Company policies and the law, including incidents of harassment, discrimination or foreign corrupt practices. To assist our employees in complying with their ethical and legal obligations and in reporting suspected violations of laws, policies and procedures, management, at the direction of the Board of Directors, has established an independent, third-party "Ethics Hotline".

Our Code of Conduct is posted on the Corporate Governance page of our website at www.uei.com. Any amendment to the Code of Conduct or waiver of its provisions with respect to our principal executive officer, principal financial officer or principal accounting officer or any member of our Board of Directors will be promptly posted on our website www.uei.com.

Insider Trading Policy

We have adopted an insider trading policy governing the purchase, sale, and other disposition of our securities by directors, officers, and employees, and implemented procedures applicable to the Company, that we believe are reasonably designed to promote compliance with insider trading laws, rules, and regulations and listing standards of NASDAQ. A copy of our insider trading policy is filed as Exhibit 19.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 2024.

Director Independence

The Board has adopted Director Independence Standards to assist in determining the independence of each director. In order for a director to be considered independent, the Board must affirmatively determine that the director has no material relationship with UEI. In each case, the Board broadly considers all relevant facts and circumstances, including the director's commercial, industrial, banking, consulting, legal, accounting, charitable and family relationships and such other criteria as the Board may determine from time to time. These Director Independence Standards are published on our Corporate Governance page at www.uei.com. The Board has determined that each of the six current Class II Directors, namely, William C. Mulligan, Satjiv S. Chahil, Sue Ann R. Hamilton, Romulo C. Pontual, Eric B. Singer and Edward K. Zinser, meets these standards and thus is independent and, in addition, satisfies the independence requirements of the NASDAQ Stock Market. To our knowledge, none of the independent directors has any direct or indirect relationships with our Company or its subsidiaries and affiliates, other than serving as a director and being a stockholder.

All members of the Audit, Compensation, Corporate Governance, Sustainability and Nominating and Product Strategy and Innovations Committees must be independent as defined by the Board’s Director Independence Standards. Members of the Audit and Compensation Committees must also satisfy additional independence requirements, which, among other things, provide that they may not accept, directly or indirectly, any consulting, advisory or other compensatory fees from UEI or any of its subsidiaries other than their director compensation.

Board Leadership Structure

We believe that our current board structure is effective in supporting strong board leadership. As a result of Mr. Arling's departure, the Board has decided to no longer combine the Chairman and Chief Executive Officer position at this time. As such, effective upon Mr. Arling ceasing to act as the Company's Chief Executive Officer, the Chief Executive Officer and Chairman positions will be held separately. Mr. Arling will continue as Chairman until the Annual Meeting at which time he will cease service on the Board and as its Chairman. Therefore, the Board will decide on its structure, including whether to appoint a Chairman. In the meantime, it is expected that the Board will continue utilizing the Lead Independent Director role, with Mr. Mulligan continuing in that role. Mr. Mulligan has been on our Board since 1992 and brings extensive governance and financial experience, including experience navigating complex business opportunities and challenges in the private sector, and plays a significant and meaningful role in leading our Board.

Going forward, the Lead Independent Director and Chief Executive Officer will work collaboratively to facilitate effective oversight, governance, and policy- and decision-making by the Board. They will set the agenda for meetings of the Board, and may call special meetings of the Board. The Lead Independent Director will preside over meetings of the Board. As our Lead Independent Director, Mr. Mulligan provides independent oversight and promotes effective communication between our Board and management.
Our Lead Independent Director also performs such additional duties as the Board may otherwise determine and delegate.

Other Leadership Components. Another key component of our leadership structure is our strong governance practices to ensure that the Board effectively carries out its responsibility for the oversight of management. Once Mr. Arling is no longer a member of the Board, all directors will be independent, and all committees will continue to be made up entirely of independent directors. Our independent directors, led by our Lead Independent Director, meet in regularly scheduled executive sessions at the end of every regularly scheduled board meeting. Our Lead Independent Director may schedule additional executive sessions as appropriate. Members of management do not attend these executive sessions. The Board has full access to our management team at all times. In addition, the Board or any committee may retain, at such times and on such terms as determined by the Board or committee in its sole discretion, independent legal, financial and other consultants and advisors to advise and assist the Board or committee in discharging its oversight responsibilities.

Risk Management

Management is responsible for assessing and managing UEI's exposure to various risks while the Board of Directors has responsibility for the oversight of risk management. Management has an enterprise risk management process to identify, assess and manage the most significant risks facing UEI, including financial, strategic, operational, litigation, compliance and reputational risks.

The Audit Committee has oversight responsibility to review management's risk management process, including the policies and guidelines used by management to identify, assess and manage UEI's exposure to risk, including cybersecurity risks. The Audit Committee also has oversight responsibility for financial risks. The Board has oversight responsibility for all other risks. Management reviews financial risks with the Audit Committee at least quarterly and reviews its risk management process with the Audit Committee on an ongoing basis. Management reviews various significant risks with the Board throughout the year, as necessary and/or appropriate, and conducts a formal review of its assessment and management of the most significant risks with the Board on an annual basis.

Our internal auditor ("Internal Auditor") has direct access and accountability to the Audit Committee and is responsible for leading the formal risk assessment and management process within the Company. The Internal Auditor, through consultation with the Company's senior management, periodically assesses the major risks facing the Company and works with those executives responsible for managing each specific risk. The Internal Auditor periodically, no less than quarterly, reviews with the Audit Committee the major risks facing the Company and the steps management has taken to monitor and mitigate those risks. The Internal Auditor's risk management report, which is provided in advance of the regularly scheduled Audit Committee meetings, is reviewed by the entire Audit Committee. The executive responsible for managing a particular risk may also report to the Audit Committee or full Board on how the risk is being managed and mitigated. Throughout the year, the Chair of the Audit Committee provides the Internal Auditor with performance and development-based feedback.

Management's role to identify, assess and manage risk, and the Board's role in risk oversight, have been well defined for many years. The Board's role in risk oversight has had no significant effect on the Board's leadership structure. We believe that the Board's leadership structure after Mr. Arling's departure, with the separation of the Chairman and Chief Executive Officer positions and with Mr. Mulligan serving as our Lead Independent Director, enhances the Board's effectiveness in risk oversight.

In addition, the Board has delegated to other committees the oversight of risks within their areas of responsibility and expertise. For example, the Compensation Committee oversees the risks associated with the Company's compensation practices, including a periodic review of the Company's compensation policies and practices for its employees. The Company has determined that its compensation policies do not pose any risks that are reasonably likely to have a material adverse effect on the Company. The

Corporate Governance, Sustainability and Nominating Committee oversees the risks associated with the Company's overall governance and its succession planning process.

Communications with Directors

Stockholders and other interested parties may communicate with members of the Board, the Lead Independent Director, committee chairs or the independent directors as a group by regular mail. Any communication by regular mail should be sent to Universal Electronics Inc., 15147 N. Scottsdale Road, Suite H300, Scottsdale, Arizona 85254, to the attention of the applicable director or directors with a copy to the Secretary.

Board and Committee Self-Assessments

The Board, through its Corporate Governance, Sustainability and Nominating Committee periodically decides whether to conduct self-assessments of the Board and its various committees, to assist in determining whether the Board and its committees are functioning effectively. Due to the size of the Board and the committees, often times these assessments are done informally. During 2024, the Audit Committee completed its self-evaluation and reviewed and discussed the results with the full Board. During 2025, the Corporate Governance, Sustainability and Nominating Committee will have the full Board and each Committee conduct a formal self-assessment and will discuss each result with the full Board.

Board Committee Charters and Other Corporate Governance Materials

The Board has adopted written charters for the Audit Committee, Compensation Committee, Corporate Governance, Sustainability and Nominating Committee, and Product Strategy and Innovations Committee. Each committee reviews and evaluates the adequacy of its charter at least annually and recommends any proposed changes to the Board for approval. You may access all committee charters, our Code of Conduct, our Corporate Governance Guidelines, our Director Independence Standards, and other corporate governance materials through the "Investor Relations" section of our website, www.uei.com.

Stock Ownership Guidelines

The Board believes strongly that its directors and executive officers should have meaningful share ownership in UEI. Accordingly, the Board has established minimum share ownership requirements. Each director is expected to own, at a minimum, that number of shares of common stock equal in value to $250,000, and each executive officer is expected to own, at a minimum, that number of shares of common stock equal in value to a multiple of his or her base salary ranging from a low of one times for certain executive officers to a high of four times for our Chief Executive Officer. Any new director or executive officer will have five years from the date they join the Company to meet these minimum ownership requirements. Presently, all of our directors and or named executive officers meet these guidelines. For purposes of meeting this minimum share ownership requirement, each equivalent share of common stock held under our benefit plans and each time-based restricted stock unit is considered as a share of common stock. Stock options and unvested performance-based restricted stock units are not considered towards meeting this requirement. More information pertaining to executive officer stock ownership guidelines is set forth under the heading "Executive Officer Stock Ownership Guidelines" in the "Compensation Discussion and Analysis" section. In addition, more information pertaining to Board of Director stock ownership guidelines is set forth under the heading "Director Stock Ownership Guidelines" in the "Director Compensation and Stock Ownership Guidelines" section.

Board Structure and Committee Membership

Board Composition

We currently have seven directors: one is a Class I Director and six are Class II Directors. A Class I Director is a director who is also an employee of the Company and is elected each year at the annual meeting of stockholders to serve a one-year term and a Class II Director is a director who is not an employee and is elected every even-numbered year at the annual meeting of stockholders to serve a two-year term. After the Annual Meeting, our Board will consist only of Class II Directors.

Board of Directors Meetings Held During 2024

During 2024, the Board formally met nine times (with two of those times being held with the outside directors only) and acted two times by unanimous written consent. Each director is expected to attend each meeting of the Board and those committees on which he or she serves. During 2024, no director attended less than 75% of the aggregate of all Board meetings and meetings of committees on which the director served. Since attendance by our stockholders at our Annual Meetings has historically been via proxy and not in person, we do not require our independent outside directors to attend these meetings.

Role of Primary Board Committees

The Board has four standing committees - Audit, Compensation, Corporate Governance, Sustainability and Nominating and Product Strategy and Innovations. Each committee is composed entirely of independent directors, as determined by the Board in accordance with applicable NASDAQ listing standards and the Board's Director Independence Standards. In addition, Audit Committee and Compensation Committee members meet additional heightened independence criteria applicable to Audit Committee and Compensation Committee members under applicable NASDAQ and Securities and Exchange Commission ("SEC") independence requirements. The table below provides information about the current membership of the committees and the number of meetings held in 2024.

Name/Item	Audit Committee	Compensation Committee	Corporate Governance, Sustainability and Nominating Committee	Product Strategy and Innovations Committee
William C. Mulligan	X		Chair
Satjiv S. Chahil		X	X	X
Sue Ann R. Hamilton		Chair	X
Romulo C. Pontual (1)	X		X	Chair
Eric B. Singer		X
Edward K. Zinser	Chair	X
Number of Meetings	6	7	2	3
(1) Mr. Pontual was appointed to the Audit Committee in April 2024.

Audit Committee

The Audit Committee is primarily concerned with the integrity of our financial statements, our compliance with legal and regulatory requirements, the independence, qualification, and performance of the independent registered public accounting firm and the performance of our Internal Auditor. The Audit Committee's functions include:
•monitoring the Company's major risk exposures, including financial risk, and the steps management has taken to control such exposures;
•meeting with our independent registered public accounting firm and management representatives;
•making recommendations to the Board regarding the appointment of the independent registered public accounting firm;
•approving the scope of audits and other services to be performed by the independent registered public accounting firm;
•establishing pre-approval policies and procedures for all audit, audit-related, tax and other fees to be paid to the independent registered public accounting firm;
•considering whether the performance of any professional service by the registered public accountants may impair their independence;
•reviewing the results of external audits, the accounting principles applied in financial reporting, and financial and operational controls; and
•meeting with the Internal Auditor and approving the scope and review of audits performed by the Internal Auditor.

The independent registered public accountants and the Internal Auditor each have unrestricted access to the Audit Committee, and the members of the Audit Committee have unrestricted access to each of the independent registered public accountants and the Internal Auditor.

All of the Audit Committee members are financially literate. The Board has determined that Mr. Zinser is qualified as an "audit committee financial expert" within the meaning of applicable SEC regulations.

Audit Committee Report

The Audit Committee reviews our financial reporting process on behalf of the Board of Directors and while management has the primary responsibility for the financial statements and the reporting process, our independent registered public accountants are responsible for expressing an opinion on the conformity of our audited financial statements to accounting principles generally accepted in the United States, in all material respects.

In this context, the Audit Committee hereby reports as follows:
1.The Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2024 with management and the independent registered public accountants.
2.The Audit Committee has discussed the matters required to be discussed by the applicable standards of the Public Company Accounting Oversight Board ("PCAOB") and the SEC with the independent registered public accounting firm.
3.The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence.
4.The Audit Committee has considered whether the independent registered public accountants' provision of non-audit services provided to us, if any, is compatible with the registered public accountants' independence.

Relying on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that our financial statements for the year ended December 31, 2024, as presented to the Audit Committee, be included in our Annual Report on Form 10-K for the year ended December 31, 2024 to be filed with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder.

Audit Committee of the Board of Directors

Edward K. Zinser — Chair
William C. Mulligan
Romulo C. Pontual

Compensation Committee

The Compensation Committee assists the Board in discharging its responsibilities relating to the compensation of the chief executive officer and other executive officers (including "NEOs" as such term is defined below in the "Compensation Discussion and Analysis"). Among other things, the Compensation Committee:
•reviews the corporate goals and objectives approved by the Board relevant to the compensation of our chief executive officer and other executive officers, evaluates their performance in light of such goals and objectives and, based on its evaluations and appropriate recommendations, reviews and approves the compensation of our chief executive officer and other executive officers, each on an annual basis;
•monitors potential risks relating to the Company's compensation policies and practices;
•reviews and discusses with management the Compensation Discussion and Analysis required by SEC rules, recommends to the Board whether the Compensation Discussion and Analysis should be included in the Company's Annual Report and Proxy Statement and prepares the Compensation Committee Report required by SEC rules for inclusion in the Company's Annual Report and Proxy Statement;
•reviews periodically compensation for independent directors of the Company and recommends changes to the Board as appropriate;
•reviews and approves compensation packages for new executive officers and severance packages for executive officers whose employment with the Company terminates;
•reviews and makes recommendations to the Board with respect to the adoption or amendment of incentive and other stock-based compensation plans;
•administers the Company's stock incentive plans; and
•assesses the independence of any outside compensation consultant of the Company.

The Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Compensation Committee.

Compensation Committee Interlocks and Insider Participation

The following individuals served as a member of our Compensation Committee during the fiscal year 2024: Sue Ann R. Hamilton (Chair), Satjiv S. Chahil, Eric B. Singer and Edward K. Zinser, none of who have ever been an executive officer of the Company or had or have a relationship requiring disclosure by the Company under Item 404 of Regulation S-K. Further, none of our executive officers serves or has served on the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Corporate Governance, Sustainability and Nominating Committee

The Corporate Governance, Sustainability and Nominating Committee assists the Board in identifying qualified individuals to become board and committee members, considers matters of corporate governance and assists the board in evaluating the Board's effectiveness. Among other things, the Corporate Governance, Sustainability and Nominating Committee:
•develops and recommends to the Board criteria for board membership;
•identifies, reviews the qualifications of and recruits candidates for election to the Board and to fill vacancies or new positions on the Board as directed by the Board;
•reviews candidates recommended by the Company's stockholders, if any, for election to the Board;
•reviews annually our corporate governance principles and recommends changes to the Board as appropriate;
•recommends to the Board changes to our Code of Conduct;
•oversee the process for identifying, assessing, monitoring and managing sustainability initiatives and risks;
•reviews and makes recommendations to the Board with respect to the Board's and each committee's size, structure, composition and functions;
•assists the Board in developing and evaluating potential candidates for executive positions and in overseeing the development of executive succession plans; and
•oversees the process for evaluating the Board and its committees.

The Corporate Governance, Sustainability and Nominating Committee will consider director candidates recommended by our stockholders. Stockholders recommending candidates for consideration by the Corporate Governance, Sustainability and Nominating Committee should send their recommendations to our Secretary at Universal Electronics Inc., 15147 N. Scottsdale Road, Suite H300, Scottsdale, Arizona 85254. The recommendation must include the candidate's name, biographical data and qualifications.

Any such recommendation should be accompanied by:
•a written statement from the candidate of his or her consent to be named as a candidate and, if nominated and elected, willingness to serve as a director in accordance with our policies and bylaws;
•a completed written questionnaire in form and substance to be provided by the Secretary of UEI, covering matters including the background and qualifications of the candidate to serve on the Board; and
•a written representation and agreement in form and substance to be provided by the Secretary of UEI, regarding any agreement, arrangement or understanding to which the candidate is a party relating to any voting commitment or assurance made by the candidate, and certain other matters as more particularly described in our bylaws.

The Corporate Governance, Sustainability and Nominating Committee will evaluate director candidates recommended by stockholders, if any, based on the same criteria used to evaluate candidates from other sources. The Corporate Governance, Sustainability and Nominating Committee may employ professional search firms (for which we would pay a fee) to assist in identifying potential Board members with the desired skills and disciplines.

Product Strategy and Innovations Committee

The Product Strategy and Innovations Committee provides strategic and tactical oversight, assistance and guidance to management in the development and lifecycle management of our products and technologies in support of our short- and long-term strategy and performance, and to assist in the development of our annual budget. Among other things, the Product Strategy and Innovations Committee:

•provides guidance to management in the development of a five-year product and technology roadmap with value opportunity;
•assists management in the development of tactical and strategic revenue and product opportunities to be achieved in the short-term;
•reviews and provides guidance to management with respect to the strategic fit, feasibility, market demand, and financial implication of management’s product and technology roadmap;
•reviews and provides guidance to management with respect to management’s short- and long-term budget proposals, including research and development budget and spend pertaining to management’s product and technology roadmap; and
•reviews with management, current product and technology performance, market dynamics, competitive landscape, and customer feedback, comparing to budget, aimed toward increasing short-term revenue and developing new product opportunities which may include a shift in strategic focus.

Board Composition and Diversity

The Company does not maintain a formal diversity policy for Board membership; however, the Board believes that the directors, considered as a group, should provide a mix of backgrounds, experience, knowledge, and abilities, and as such is committed to be comprised of a diverse selection of individuals who bring their personal and professional experiences to bear in order to create a constructive debate of competing views and opinions in the boardroom. The Board recognizes that it is through this diversity, not only in background and experience, which the Board defines broadly to include, among other things, differences in backgrounds, qualifications, experiences, viewpoints, geographic locations, education, skills and expertise, professional and industry experience, and personal characteristics (including age, gender and race/ethnicity) that will help ensure that the Board best performs its oversight function and more completely represents the diversity of the Company's stockholders, associates, customers, and the communities in which we operate.

Notwithstanding this belief, in carrying out its duties of reviewing the composition of our Board, the Corporate Governance, Sustainability and Nominating Committee has developed specific selection criteria that it employs to assist in identifying candidates for potential admission to the Board. These criteria include, among other things, candidates possessing:
•the highest personal and professional ethics, character, integrity and values;
•the appropriate characteristics, skills, and experience in the following areas, product development/technology, operations, video services, finance, and/or sales and marketing to make a significant contribution to the Board;
•an inquisitive and objective perspective, practical wisdom and mature judgment; and
•a commitment to represent the interests of all of our stockholders, employees, customers, and the communities within which we operate, and also demonstrate a commitment to long-term service on the Board.

In addition, each director is required to notify the Chair of the Corporate Governance, Sustainability and Nominating Committee upon a change in principal professional responsibilities. The Corporate Governance, Sustainability and Nominating Committee may consider such change of status in recommending to the Board whether the director should continue serving as a member of the Board. The Board encourages, and we will reimburse the costs associated with, directors participating in continuing director education. The Board believes that term limits may result in the loss of long-serving directors who over time have developed unique and valuable insights into our business and therefore can provide a significant contribution to the Board.

Board Diversity Matrix (as of April 1, 2025)
Total Number of Directors	7

Part I: Gender Identity	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	1	5	—	1

Part II: Demographic Background	Female	Male	Non-Binary	Did Not Disclose Gender
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	1	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	1	3	—	—
Two or More Races or Ethnicities	—	1	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	1

Information About Our Continuing Directors

Experiences, Qualifications, Skills and Attributes of Directors

In considering each director and the composition of the Board of Directors as a whole, the Corporate Governance, Sustainability and Nominating Committee utilizes a wide range of experiences, qualifications, skills and attributes that the Corporate Governance, Sustainability and Nominating Committee believes enables a director to make a significant contribution to the Board, UEI and our stockholders.

William C. Mulligan Lead Independent Director Audit Committee Corporate Governance, Sustainability and Nominating Committee (Chair) Director since 1992	Mr. Mulligan is retired from Primus Capital Funds after 35 years with the private equity firm. Prior to joining Primus Capital Funds, Mr. Mulligan was a consultant with McKinsey and Company. He is a director of TFS Financial Corporation (NASDAQ:TFSL), serving on TFS' Compensation and Audit Committees. Mr. Mulligan is also a Trustee of the Cleveland Clinic Foundation (serving on the Audit Committee), Western Reserve Land Conservancy and Denison University.

Mr. Mulligan earned a Bachelor of Arts in economics from Denison University and an MBA from the University of Chicago.

Age: 71	Mr. Mulligan has been a Class II Director of the Company since 1992. In April 2023, Mr. Mulligan was appointed Lead Independent Director. He also serves as Chair of our Corporate Governance, Sustainability and Nominating Committee and as a member of our Audit Committee. At the 2024 Annual Meeting, Mr. Mulligan was reelected as a Class II Director of the Company to serve until the 2026 Annual Meeting.

Mr. Mulligan's extensive knowledge in the fields of financial services, investment banking, and accounting, risk management and his experience in legal and corporate governance areas and audit oversight gained from his membership on the boards and audit committees of other public companies contribute to our Board and the Committees on which he serves.

Satjiv S. Chahil Compensation Committee Corporate Governance, Sustainability and Nominating Committee Product Strategy and Innovations Committee Director since 2002 Age: 74	Mr. Chahil is a Silicon Valley-based Global Marketing and Innovations Advisor, and Social Entrepreneur since 2011. Prior to 2011, Mr. Chahil served as a C-Level executive of Apple Corp, Palm Inc, and Hewlett-Packard. In his earlier career he held professional management positions at IBM and Xerox. Additionally, he has served as a Senior Advisor to several global high-tech companies, including Blackberry, BMW, Sony, Swarovski, Beats Electronics and Starkey Hearing Technologies. He also serves as a Founder's Circle member of the American India Foundation (www.aif.org), and is a member of the board of directors of Cinequest, the Silicon Valley Film Festival (www.cinequest.org).

Mr. Chahil earned a bachelor's degree in commerce from Punjab University in Chandigarh, India and a master's degree from the American (Thunderbird) Graduate School of International Management in Arizona.

Mr. Chahil has been a Class II Director of the Company since 2002. He also serves as a member of our Compensation, Corporate Governance, Sustainability and Nominating and Product Strategy and Innovations Committees. At the 2024 Annual Meeting, Mr. Chahil was reelected as a Class II Director of the Company to serve until the 2026 Annual Meeting.

Mr. Chahil provides our Board with proven leadership and business experience in the areas of digital convergence, new media and global marketing gained from serving in various executive management positions with multinational information technology, computing and wireless control companies and the extensive management and corporate governance experience gained from those roles.

Sue Ann R. Hamilton Compensation Committee (Chair) Corporate Governance, Sustainability and Nominating Committee Director since 2019 Age: 64	Ms. Hamilton is Founder and Principal of Hamilton Media LLC, which advises and represents major and emerging media and technology companies since 2007. In this role, Ms. Hamilton has served as Executive Vice President - Distribution and Business Development for AXS TV LLC, a partnership between founder Mark Cuban, AEG, Ryan Seacrest Media, Creative Artists Agency and CBS. Prior to launching Hamilton Media, she served as Executive Vice President of Programming for Charter Communications (a cable and internet provider) from 2003 until 2007. Before her work at Charter, she held numerous management positions at AT&T Broadband LLC and its predecessor, TCI, between 1993 and 2002. Early in her career, Ms. Hamilton was a partner at Chicago-based law firm Kirkland & Ellis, specializing in complex commercial transactions.

Ms. Hamilton has also served as a member of the board of directors of Liberty Broadband Corporation (NASDAQ:LBDRA) since December 2020. She previously served as a member of the board of directors of GCI Liberty, Inc. (merged into Liberty Broadband Corporation in December 2020) and of FTD Companies, Inc. As representative of Mark Cuban Companies/Radical Ventures, she has been a board observer since 2012 for Philo, Inc., a privately held technology company.

Ms. Hamilton graduated magna cum laude with a Bachelor of Arts from Carleton College and earned a Juris Doctorate from Stanford Law School, where she was Associate Managing Editor of the Stanford Law Review and Editor of the Stanford Journal of International Law.

Ms. Hamilton has been a Class II Director of the Company since 2019. She also serves as Chair of our Compensation Committee and as a member of our Corporate Governance, Sustainability and Nominating Committee. At the 2024 Annual Meeting, Ms. Hamilton was reelected as a Class II Director of the Company to serve until the 2026 Annual Meeting.

Ms. Hamilton’s background as an executive in and advisor to the cable television industry for over 30 years enable her to contribute extensive knowledge and strategic insights in technology, media and telecommunications to our board. In addition, her financial and legal experience strengthen our board's collective qualifications, skills and attributes. Her experience gained from membership on the boards of public and privately-held companies gives the company the benefit of observed best practices in corporate governance.

Romulo C. Pontual Audit Committee Corporate Governance, Sustainability and Nominating Committee Product Strategy and Innovations Committee (Chair) Director since 2022 Age: 65
Mr. Pontual has served as a seasoned technology expert and advisor since September 2015. During this time, he also served as a member of the board of directors of Greenwave Systems, Inc. from 2016 until May 2019. From January 2004 until August 2015, he served as Executive Vice President and Chief Technology Officer of DirecTV. Before joining DirecTV, Mr. Pontual served as Executive Vice President, Television Platforms of News Corporation from August 1996 until January 2004, during which time he served on the Boards of Sky Brazil, Innova and iDirect. Prior to joining News Corporation, he held various senior engineering roles at SES Satellites (Luxembourg) and Embratel (Brazil).

Mr. Pontual earned a BSc from Universidade Federal Fluminense in Rio de Janeiro. He also earned a specialization in Satellite Communications from Pontificia Universidade Catolica do Rio de Janeiro and a YMP in Business Administration from INSEAD, Fontainebleau France.

At the 2024 Annual Meeting, Mr. Pontual was reelected as a Class II Director of the Company to serve until the 2026 Annual Meeting. He also serves as Chair of our Product Strategy and Innovations Committee and as a member of our Corporate Governance, Sustainability and Nominating Committee and was appointed as a member of our Audit Committee in April 2024.

Mr. Pontual brings his extensive experience as an executive in and technological advisor to the subscription broadcasting industry, enabling him to contribute this knowledge and strategic insights to our board. In addition, his engineering background, training and experience strengthen our board's skills and attributes with respect to technology issues facing our Company. Further, our board will benefit from the experience Mr. Pontual has gained from his membership on the various boards of public and privately-held companies.

Eric B. Singer Compensation Committee Director since 2023 Age: 51	Eric Singer has been the President, CEO and Chairman of Immersion (NASDAQ: IMMR), a licensing company focused on the invention, acceleration, and scaling, through licensing, of innovative haptic technologies since 2023. From 2020 until 2023, he served as Immersion’s Executive Chairman. He is also the President and CEO of Toro 18, an entity wholly-owned by Immersion. From 2014 through 2022, he was a Managing Member of VIEX Capital Advisors, an investment management services company, which he founded. Mr. Singer has substantial experience serving on public boards and has been the lead independent director of A10 Networks (NYSE:ATEN), an application controller and firewall cloud security company, since July 2019 and its lead independent director since September 2021. Previously, he served on the boards of Velodyne Lidar; Quantum Corporation, a video data storage and management company; Numerex Corp., a provider of managed machine-to-machine enterprise solutions enabling the Internet of Things; RhythmOne plc and YuMe, Inc., each a provider of brand video advertising software and audience data; Support.com, Inc., a provider of tech support and support center services; Meru Networks, Inc., a Wi-Fi network solutions company; PLX Technology, Inc., a PCI Express and ethernet semiconductor company; and Sigma Designs, Inc., an integrated circuit provider for the home entertainment market, among other companies.

Mr. Singer earned a Bachelor of Arts from Brandeis University.

At the 2024 Annual Meeting, Mr. Singer was reelected as a Class II Director of the Company to serve until the 2026 Annual Meeting. He also serves as a member of the Compensation Committee.

Mr. Singer has extensive experience in the technology sectors and particularly in developing strategies that are aimed at enhancing the overall value of the corporations he serves. This experience will translate well in creating new ways to unlock and enhance stockholder value through monetizing our intellectual properties and otherwise assisting our Board in developing a roadmap toward greater profitability.

Edward K. Zinser Audit Committee (Chair) Compensation Committee Director since 2006 Age: 67
Mr. Zinser has served as a financial consultant since 2017. From May 2014 to July 2016, Mr. Zinser was Executive Vice President and Chief Financial Officer of United Online, Inc. (NASDAQ:UNTD) a provider of consumer services and products over the Internet. From January 2008 until November 2014, Mr. Zinser served as Chief Financial Officer of Boingo Wireless, a leading Wi-Fi software and services provider. Prior to that, Mr. Zinser served as Executive Vice President and Chief Financial Officer of THQ, Inc., a worldwide publisher of interactive entertainment software. Prior to joining THQ, Mr. Zinser served as Executive Vice President and Chief Financial Officer of Vivendi Universal Games, a global publisher of entertainment and education software. Mr. Zinser has also served as President and Chief Operating Officer of Styleclick, Inc., Senior Vice President and Chief Financial Officer of Internet Shopping Network LLC, Executive Vice President and Chief Financial Officer of Chromium Graphics, Inc., and in various senior financial positions with The Walt Disney Company.

Mr. Zinser earned a Bachelor of Science in business management from Fairfield University and an MBA in finance from the University of Chicago.

Mr. Zinser has been a Class II Director of our Company since 2006. He also serves as Chair of our Audit Committee, and as a member of our Compensation Committee. At the 2024 Annual Meeting, Mr. Zinser was reelected as a Class II Director of the Company to serve until the 2026 Annual Meeting.

Mr. Zinser, with extensive knowledge in the fields of finance and accounting, his knowledge of investment banking, and his legal, corporate governance, and audit oversight experience gained from his various Chief Financial Officer positions of other public companies contribute to our Board and the Committees on which he serves, particularly our Audit Committee, of which he is Chairman.
DIRECTOR COMPENSATION AND STOCK OWNERSHIP GUIDELINES

Independent Director Compensation

We compete primarily with technology companies in attracting and retaining our independent directors. The advice of our independent directors has been instrumental in our success. As noted in the overview of director backgrounds above, our current directors have deep experience in technology industries, Silicon Valley innovations and global marketing, telecommunications and subscription services TV, electronic devices manufacturing and marketing, private equity investments in technology, and internet-based consumer services and products. And each time our independent directors have been up for re-election, our stockholders have recognized their value by overwhelmingly approving their re-election.

Consistent with this technology industry context, our Board of Directors has long held the belief that its compensation for serving as a member of our Board of Directors should be closely tied to the interests of our stockholders; thus a significant portion of the independent directors' compensation is in equity. During 2024, the Compensation Committee completed an independent directors' compensation study. It focused on the Company's Peer Group consisting of companies in the Electronic Equipment and Instruments, Electronic Manufacturing Services, Electronic Components/Household Appliances, and Consumer Electronics industries (see page 28 below for details of the Peer Group). The Compensation Committee also considered recent developments in law, corporate governance, stockholder activism and pay practices regarding board compensation programs generally, compensation trends and best practices, competitive pay levels, stockholder view of independent director compensation practices, effects of recent legal interpretations, and proxy disclosure. Based upon this study, no changes were made to cash compensation however, the annual equity award was modified from an award of a fixed number of shares to an award with a grant date value equal to $125,000. In addition, the vesting of equity awards was changed from quarterly ratable vesting during each fiscal year to one year cliff vesting. As a result of this change, in December 2024, the Compensation Committee awarded an additional number of shares equal to $68,900 to each independent director to approximate a total equity award of $125,000 during 2024 with cliff vesting of this additional grant at the earlier of the next annual meeting or June 30, 2025.

Based upon this study and the conclusions reached by the Compensation Committee, the independent directors' annual compensation for 2024 remained the same as 2023 (except with respect to the equity retainer as described below):
1.A Board membership cash retainer equal to $50,000 ($12,500 paid quarterly);
2.A Lead Independent Director cash retainer equal to $20,000 ($5,000 paid quarterly);

3.A Committee membership cash retainer as follows:
a.Audit Committee membership - $10,000 ($2,500 paid quarterly),
b.Compensation Committee membership - $10,000 ($2,500 paid quarterly),
c.Corporate Governance, Sustainability and Nominating Committee membership - $5,000 ($1,250 paid quarterly),
d.Product Strategy and Innovations Committee membership - $10,000 ($2,500 paid quarterly);
4.An additional cash retainer for each committee chaired as follows:
a.Audit Committee Chair - $11,250 ($2,812.50 paid quarterly)
b.Compensation Committee Chair - $10,000 ($2,500 paid quarterly),
c.Corporate Governance, Sustainability and Nominating Committee Chair - $6,000 ($1,500 paid quarterly),
d.Product Strategy and Innovations Committee Chair - $10,000 ($2,500 paid quarterly); and
5.An annual equity retainer award was modified in December 2024 from an award of a fixed number of shares to an award with a grant date value equal to $125,000 with one year cliff vesting.

In addition to their annual compensation, independent directors may receive a periodic equity grant when warranted (for example, upon their initial appointment to the Board of Directors) or to compensate them for stellar past performance or to incentivize them to continue as members of our Board of Directors. For example, in December 2024, our Board of Directors approved a one-time grant of RSUs to the independent directors with a target value of $56,100 (6,004 RSUs) to true up the 2024 equity retainer in connection with the new approach approved in December 2024 as described above. In addition, during 2024, the Board of Directors approved a one-time fee of $10,000 to Ms. Hamilton for additional director oversight services.
Independent Director Compensation Table During 2024

Name of Director	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Option Awards(3) ($)	Total Compensation ($)
William C. Mulligan	91,000	126,300	—	217,300
Satjiv S. Chahil	75,000	126,300	—	201,300
Sue Ann R. Hamilton	85,000	126,300	—	211,300
Romulo C. Pontual (4)	81,861	126,300	—	208,161
Eric B. Singer	60,000	151,185	—	211,185
Edward K. Zinser	81,250	126,300	—	207,550

(1)This column represents the cash compensation earned in 2024 for Board and committee service. See the "Additional Information about Fees Earned or Paid in Cash During 2024" table below.
(2)This column represents the grant date fair value of stock awards granted to Class II Directors as part of their compensation. For additional information regarding stock-based compensation and the assumptions used in calculating the grant date fair value, please refer to Note 15 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC. See "Additional Information about Independent Director Equity Awards" for further information related to stock awards granted in 2024.
(3)This column represents the grant date fair value of stock options granted to Class II Directors as part of their compensation. For additional information regarding stock-based compensation and the assumptions used in calculating the grant date fair value, please refer to Note 15 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC. See "Additional Information about Independent Director Equity Awards" for further information related to stock options granted in 2024.
(4)Mr. Pontual was appointed to the Audit Committee in April 2024.

Mr. Arling, who is currently the Company's Chief Executive Officer and the Company's only Class I Director, received no additional compensation for his service as a director during 2024. All directors are reimbursed for travel expenses and other out-of-pocket costs incurred to attend meetings.

Additional Information about Fees Earned or Paid in Cash During 2024

The following table provides additional information about fees earned or paid in cash to independent directors during 2024:

Name of Director	Annual Retainers (1) ($)	Committee Chair Fees (2) ($)	Committee Membership Fees (3) ($)	Other (4) ($)	Total ($)
William C. Mulligan	70,000	6,000	15,000		91,000
Satjiv S. Chahil	50,000	—	25,000		75,000
Sue Ann R. Hamilton	50,000	10,000	15,000	10,000	85,000
Romulo C. Pontual	50,000	10,000	21,861		81,861
Eric B. Singer	50,000	—	10,000		60,000
Edward K. Zinser	50,000	11,250	20,000		81,250

(1)Mr. Mulligan earned compensation as the Lead Independent Director for 2024.
(2)Mr. Mulligan, Ms. Hamilton, Mr. Pontual and Mr. Zinser chaired the Corporate Governance, Sustainability and Nominating Committee, Compensation Committee, Product Strategy and Innovations Committee and Audit Committee, respectively, in 2024.
(3)Mr. Pontual was appointed to the Audit Committee as of April 24, 2024, and as such, his membership fee was prorated from that date through June 30, 2024 and then paid the full quarterly fee through December 31, 2024.
(4)Ms. Hamilton received a one-time Board approved fee of $10,000 for additional director oversight services earned in 2024.

Additional Information about Independent Director Equity Awards
The following table provides additional information about equity awards made to independent directors during 2024 and outstanding awards at the end of the year:

Name of Director	Restricted Stock Unit Awards Granted During 2024 (#)	Option Awards Granted During 2024 (#)	Grant Date Fair Value of Stock Awards Granted During 2024 (1) ($)	Stock Awards Outstanding at Year End (#)	Option Awards Outstanding at Year End (#)
William C. Mulligan	11,004	—	126,300	9,754	—
Satjiv S. Chahil	11,004	—	126,300	9,754	—
Sue Ann R. Hamilton (2)	11,004	—	126,300	9,754	20,000
Romulo C. Pontual (3)	11,004	—	126,300	9,754	20,000
Eric B. Singer (4)	13,657	—	151,185	9,754	—
Edward K. Zinser	11,004	—	126,300	9,754	—

(1)Represents the grant date fair value of stock awards granted during 2024. This number is calculated, with respect to restricted stock units, by multiplying the fair market value of our common stock on the date of grant by the number of shares awarded. For additional information regarding the assumptions used in calculating the grant date fair value, please refer to Note 15 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC.
(2)Outstanding stock options issued to Ms. Hamilton were comprised of 20,000 stock options granted on November 1, 2019 (upon her appointment to the Board of Directors) that vested ratably over a three-year period and will expire on November 1, 2029.
(3)Outstanding stock options issued to Mr. Pontual were comprised of 20,000 stock options granted on July 27, 2022 (upon his appointment to the Board of Directors) that vests ratably over a three-year period and will expire on July 27, 2032.
(4)Mr. Singer was appointed as a Board Member on December 21, 2023 and received a grant of 2,653 shares of restricted stock units on January 1, 2024 which represented the pro-rata number of restricted stock units issued as a part of the Board’s compensation program ended on June 30, 2024.

Director Stock Ownership Guidelines
The Company requires each of our independent, Class II Directors to own at least $250,000 worth of our common stock (with new members having five years from the date they join the Board of Directors to meet the guidelines). These guidelines are designed to align the Class II Directors' long-term financial interests with those of stockholders. As of December 31, 2024, all of our independent directors satisfied the stock ownership guidelines or were on track to meet them within the required timeframe. Mr. Singer, as a new independent director, has five years from the date of joining the Board of Directors of the Company to meet these minimum requirements.

For the purposes of meeting this minimum stock ownership requirement, each time-based restricted stock unit is considered as a share of common stock. Stock options and unvested performance-based restricted stock units are not considered towards meeting this requirement.

The Compensation Committee reviews ownership levels of our Directors annually. The requirements for our independent Directors, as well as the average actual ownership levels at December 31, 2024 of our independent directors, are set forth in the table below.

Average of Six Independent Directors
750,000
500,000
250,000
0
Minimum Ownership Requirement
Actual Ownership

Anti-Pledging and Hedging Policies
The Company has an anti-pledging policy prohibiting all independent Directors and executive officers of the Company from pledging any such stock as collateral for any loan or holding Company stock in an account that has margin debt. Hedging the Company's stock is generally permitted within prescribed trading windows and otherwise in accordance with the Company's Insider Trading Policy.

Proposal 1 - Approval, on an Advisory Basis, of Named Executive Officer Compensation

As required by Section 14A of the Exchange Act, the Company seeks approval, on an advisory basis, from its stockholders of the compensation of its named executive officers as described in the Compensation Discussion and Analysis section beginning on page 21 and the Summary Compensation Table and supporting tables and information beginning on page 36. The Company designed its compensation programs to help recruit, retain and motivate key executives to deliver the successful operating, financial, and stockholder value performance expected by its investors. The Compensation Committee strongly believes that executive compensation, both pay opportunities and pay actually realized, should be tied to Company performance. In 2024, over 60% of our CEO's total target compensation was in the form of annual and long-term incentives that were tied to the Company's operating results and stock price. Our Non-CEO NEOs, on average, received approximately 55% of their total 2024 target compensation pursuant to the same annual and long-term incentives. At last year's Annual Meeting held on June 11, 2024, the say-on-pay advisory vote was overwhelmingly favorable, with approximately 86% of all shares entitled to vote voting to approve our named executive officer compensation program. At the 2023 Annual Meeting, 90% of the votes cast were in favor of holding future advisory votes to approve named executive officer compensation every year. Accordingly, we will include an advisory vote on named executive officer compensation in our proxy materials every year at least until the next "Say on Frequency" vote, which will be no later than our 2029 Annual Meeting.

In deciding how to vote on this proposal, the Board encourages you to read the Compensation Discussion and Analysis section for a detailed description of our executive compensation philosophy and programs, the compensation decisions the Compensation Committee has made under those programs and the factors considered in making those decisions.

Accordingly, we are asking our stockholders to vote "FOR" the following resolution:

"RESOLVED, that Universal Electronics Inc.'s stockholders hereby approve, on an advisory basis, the compensation of the named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the "Compensation Discussion and Analysis," the compensation tables and any related material disclosed in Universal Electronic Inc.'s proxy statement."

This advisory vote on named executive officer compensation is not binding on us. However, the Board and the Compensation Committee value the opinion of our stockholders. To the extent there is a significant vote against this proposal, we will seek to determine the reasons for our stockholders' concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns when making future named executive officer compensation decisions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL APPROVING, ON AN ADVISORY BASIS, OUR NAMED EXECUTIVE OFFICER COMPENSATION.

COMPENSATION DISCUSSION AND ANALYSIS

This section provides a description of our executive compensation philosophy, programs and practices, the compensation decisions the Compensation Committee made under those programs and the factors considered in making those decisions. This Compensation Discussion and Analysis focuses on the following executives who were our named executive officers ("NEOs") in 2024:

Name	Title
Paul D. Arling	Chairman and Chief Executive Officer
Bryan M. Hackworth	Chief Financial Officer and Senior Vice President
Ramzi S. Ammari	Senior Vice President, Corporate Planning and Strategy
Richard K. Carnifax	Senior Vice President, Global Operations
David Chong	Executive Vice President, Global Sales

Pay for Performance

Our compensation programs and practices are designed to help recruit, retain and motivate key executives so that they may deliver the successful operating, financial and stockholder value performance expected by our investors.

Performance-Based Compensation

The Compensation Committee believes that our compensation program and practices are consistent with industry standards and the competitive market in which we operate and is generally aimed at supporting achievement of our operating success and performance for stockholders over the years. The program emphasizes annual and long-term performance-based incentives so that the vast majority of our named executive officers' total compensation is tied to the Company's financial or long-term stock price performance.

In 2024, over 60% of our CEO's total target compensation was in the form of annual and long-term incentives that were tied to the Company's operating results or stock price. Our other named executive officers, on average, received approximately 55% of their total 2024 target compensation in the same annual and long-term incentives.

CEO 2024 Target Compensation

Other : 1.2%
Long-Term Equity: 22.0%
Base Salary : 38.4%
Target Bonus : 38.4%

Other Named Executive Officers 2024 Target Compensation

Other : 1.7%
Long-Term Equity : 30.3%
Base Salary: 42.9%
Target Bonus: 25.0%

The Compensation Committee strongly believes that executive compensation pay opportunities and pay actually realized should be tied to Company performance on an absolute basis, relative to similar technology companies and on competitive pay standards. In addition, realized executive pay should be tied to performance in two key ways: (1) the Company's operating and financial performance and (2) the return to stockholders over time.

Operating Performance

Historically, we have operated in a highly competitive environment. This past year was no different. It was also a year in which we continued to be impacted by supply chain and transportation issues and reductions in sales to our customers. At the same time, we continued to invest in new products and technologies that we believe will drive improved results in key financial metrics that correlate with long-term stockholder value.

(in millions, except per share amounts and percentages)	2020	2021	2022	2023	2024
Net Sales	$614.7	$601.6	$542.8	$420.5	$394.9
Net Income (Loss)	$38.6	$5.3	$0.4	$(98.2)	$(24.0)
Diluted Earnings (Loss) per Share	$2.72	$0.39	$0.03	$(7.64)	$(1.85)
Cash Flow from Operations	$73.4	$40.3	$10.9	$25.2	$14.8
Gross Margin %	28.7%	28.8%	28.1%	23.2%	28.9%
Operating Margin %	6.1%	3.9%	2.7%	(20.3)%	(3.9)%
Return on Average Assets	7.2%	1.0%	0.1%	(22.8)%	(7.1)%
Closing Y/E Stock Price	$52.46	$40.75	$20.81	$9.39	$11.00

Over the five-year period from 2020 to 2024, the Company has generated $164.6 million in cash flow from operations.

Key strategic initiatives and related achievements for 2024 are listed below:

Strategic Initiatives	Related Achievements
Deliver new standard products, as well as custom variants, currently on our project development backlog, specifically in the climate control channel.	Shipped new thermostat to HVAC customer in Q3 2024. A European utility has chosen our Tide Touch product, with shipments expected in Q3 2025.
Broaden our home control and home automation product solutions with the aim of acquiring new customers that represent market share leaders in their respective channels and regions.	Shipped a range of new products to a smart home solutions customer in Q4 2024.

Announced new technology platforms, including system on a chip and QuickSet Widget with WiFi6, Matter and Thread capabilities.
Expand our software and service platform, QuickSet, to deliver new features that enhance the personalization and engagement of users on smart entertainment and smart home platforms.	Developed QuickSet homeSense (Level 1 & Level 3) to deliver privacy-based user detection and monitoring for enhanced climate control and smart home device personalization.

Delivered proof of concept of our QuickSet 7 Cloud software and services running on broadband gateway platforms for major telecom customers.
Execute go-to-market strategies that help position our sustainable technology in our major verticals.	Delivered ultra-low power remote control to a global communications company in Q1 2024.

Delivered a sensor to a smart home solutions company with built-in energy harvesting photovoltaic ("PV") cells in Q4 2024.

New customer design win for a remote with energy-harvesting (PV cell) is currently in development and due to ship in Q2 2025.
Consider acquisitions or strategic partners that complement and strengthen our existing business.	Identified potential acquisition target in the climate control market.
Optimize and diversify our manufacturing footprint and reduce our manufacturing concentration in the People's Republic of China.	Successfully scaled down Mexico manufacturing facility to a refurbishment facility.

Scaled up manufacturing capacity and new product capabilities in Vietnam.

Engaged with third-party manufacturers in Vietnam, India and Taiwan to diversify production of certain product categories.

Return to Stockholders

The following graph and table compares the cumulative total stockholder return ("TSR") with respect to our common stock versus the cumulative total return of the Standard & Poor's Small Cap 600 (the "S&P Small Cap 600"), the NASDAQ Composite Index and the Peer Group Index shown below for the five-year period ended December 31, 2024. The comparison assumes that $100 was invested on December 31, 2019 in each of our common stock, S&P Small Cap 600, the NASDAQ Composite Index and the Peer Group Index and that all dividends were reinvested. We have not paid any dividends and, therefore, our cumulative total return calculation is based solely upon stock price appreciation and not upon reinvestment of dividends. The graph and table depicts year-end values based on actual market value increases and decreases relative to the initial investment of $100, based on information provided for each calendar year by the NASDAQ Stock Market and the New York Stock Exchange.

Comparison of Stockholder Returns of Universal Electronics Inc., S&P Small Cap 600 Index, the NASDAQ Composite Index and the Peer Group Index

300
250
200
150
100
50
0
12/31/19
12/31/20
12/31/21
12/31/22
12/31/23
12/31/24
Universal Electronics Inc.
S&P Small Cap 600 Index
NASDAQ Composite Index
Peer Group Index

	12/31/2019	12/31/2020	12/31/2021	12/31/2022	12/31/2023	12/31/2024
Universal Electronics Inc.	$100	$100	$78	$40	$18	$21
S&P Small Cap 600 Index	$100	$110	$137	$113	$129	$138
NASDAQ Composite Index	$100	$144	$174	$117	$167	$215
Peer Group Index (1)	$100	$170	$156	$117	$160	$142
(1) Companies in the Peer Group Index are as follows: Dolby Laboratories, Inc.; Logitech International S.A.; VOXX International Corp.; and Xperi Corporation (formerly TiVo Corporation).

Alignment between Executive Pay and Company Performance

The Compensation Committee believes that there should be a strong correlation between executive pay and Company performance. As indicated above, the Company's executive compensation program included many features designed to maintain this alignment, while also protecting the Company against inappropriate risk taking and conflicts among the interests of the Company, its stockholders and its executives.

As explained above, approximately 60% of our CEO's total 2024 target compensation was tied to performance in the form of annual cash incentives and long-term equity incentives. The following chart, which is provided as a supplemental disclosure and not as a substitute for the required Pay Versus Performance disclosure later in the proxy statement, shows the historical alignment between our Chief Executive Officer's total annual compensation ("CEO Annual Compensation") and the Company's performance (measured as TSR) for the past five years.

CEO Annual Compensation for each year is the sum of salary received, actual annual incentive earned, all other compensation received (as set forth in the Summary Compensation Table), and year-end values of equity awards granted during the year. Equity award balances are valued at the year-end closing price of the Company's stock in the respective year of grant and include restricted stock units, performance stock units that have met any share price-based market conditions, and "in-the-money" stock options. TSR reflects the stock price appreciation or declines since year-end 2019, and is shown as the percentage that the stock price at the end of each year shown represents compared to the stock price at the end of 2019.

The Compensation Committee believes that the relationship of our CEO Annual Compensation to Total Stockholder Return demonstrates effective pay for performance in our executive compensation program.

CEO Annual Compensation and Company TSR Performance
Compensation in Thousands
TSR Percentage
$3,600
$3,000
$2,400
$1,800
$1,200
$600
$0
120%
100%
80%
60%
40%
20%
0%
2020 Actual
2021 Actual
2022 Actual
2023 Actual
2024 Actual
CEO Annual Compensation
TSR

Pay Decisions

The Compensation Committee makes decisions for the named executive officer base salary and long-term incentive grants in January of each year. At that time, final annual incentive awards are also confirmed based on prior year results relative to targets. In consideration of our prior year performance, our expectations for current year results, input from Pay Governance LLC, and guidance from other sources, the Compensation Committee made the following decisions related to compensation for NEOs in 2024:
•Messrs. Hackworth, Ammari and Carnifax received an increase to their respective base salaries.
•Based on Company performance and our incentive plan funding schedule, no annual incentives were paid to our Chief Executive Officer and our Non-CEO NEOs for 2024. See the 2024 Performance Incentive Plan calculation chart on page 32.
•Made annual grants of restricted stock and performance stock units on February 7, 2024 at grant values that represented a decrease of 83% for our Chief Executive Officer and 47% for certain of our Non-CEO NEOs over 2023 grants. See also table contained in the section titled "Long Term Incentives" on page 32.

Historically the equity portion of the executive compensation program included a grant of stock options. For 2024 awards, the Compensation Committee has modified this equity portion of the compensation plan for the CEO and Non-CEO NEOs by removing grants of stock options and replacing them with grants of performance-based stock units that generally vest subject to both the applicable NEO’s continued employment and the achievement of certain performance criteria set by the Compensation Committee. This change was made by the Compensation Committee with the intention to more closely align executive equity grants with stockholder interests.

Say on Pay

At our 2024 Annual Meeting, approximately 86% of our shares entitled to vote cast a vote to approve our named executive officer compensation. The Compensation Committee was pleased with this favorable outcome and believes it conveyed our stockholders' support of the Compensation Committee's decisions and our existing executive compensation programs.

Consistent with this support, the Compensation Committee did not make any changes as a direct result of this vote and decided to retain the core design of our executive compensation programs for the remainder of 2024, as it believes the programs continue to attract, retain and appropriately incent senior management.

We also welcomed input on executive compensation as we interacted with stockholders on a number of matters throughout the year. The Board of Directors and the Compensation Committee duly consider stockholder input as well as the other factors discussed in this Compensation Discussion and Analysis and routinely review our executive compensation programs and practices.

In addition, at our 2023 Annual Meeting, 90% of the votes cast were in favor of holding future advisory votes to approve named executive officer compensation every year. Accordingly, we will include an advisory vote to approve named executive officer compensation in our proxy materials every year at least until the next "Say on Frequency" vote, which will be no later than our 2029 Annual Meeting.

Summary of Executive Compensation Practices

Below we list executive compensation practices that we have implemented to appropriately structure our executive rewards and practices that we have not implemented because we do not believe they would serve our stockholders' long-term interests.

Corporate Governance and Best Practices

Consistent with our commitment to executive compensation best practices, the Company continued the following executive compensation practices for 2024:
•Pay for performance by tying the vast majority of our executive compensation to achievement of annual operating and strategic goals and increases in stockholder value.
•No back-dating or repricing stock options.
•No defined benefit pension plan.
•No supplemental executive retirement plan.
•No tax gross-ups on employee benefits or perquisites (except as grandfathered in per Mr. Arling's Employment Agreement and per Salary Continuation Agreements to certain of our other executive officers).
•Competitive and reasonable post-employment and change in control provisions.
•Subject executives to stock ownership guidelines.
•Subject executives to clawback that go beyond the SEC requirements.
•Prohibit executives from holding Company stock in margin accounts or pledging such stock as collateral for loans.
•Monitor potential risks relating to the Company's compensation policies and practices.
•Committee retention of an independent compensation consultant.

Philosophy and Overview of Our Compensation Program

This section describes our executive compensation philosophy and provides an overview of our compensation program and the rationale for each component of the program.

Philosophy and Objectives

The Compensation Committee believes that stockholder interests are best advanced by attracting and retaining a high-performing management team. To promote this objective, the Compensation Committee was guided by the following underlying principles in developing our executive compensation program:
•Long-term commitment - The program should be designed to gain a long-term commitment from the proven, accomplished executives that lead our success. Our executives have a combined total of approximately 131 years with the Company, during which they have held different positions and have been promoted to increasing levels of responsibility.
•Pay-for-performance - A high proportion of total compensation should be at risk and tied to achievement of annual operating and strategic goals or increases in stockholder value.
•Equity emphasis - Long-term incentives should be provided annually in Company equity to encourage executives to plan and act with the perspective of long-term stockholders.

•Sustainable performance orientation - The mix of incentives provided should motivate to achieve sustainable growth in the value of Company.
•Focus on total compensation - Compensation opportunities should be considered in the context of total compensation relative to the pay practices of similar technology companies that compete with us for talent.

The Compensation Committee regularly evaluates the Company's compensation arrangements to assess whether they are appropriately structured to support these objectives and are effective in enabling the Company to attract and retain top talent in key leadership positions.

Program Overview

Our executive compensation program is simple in design and limited in scope. We provide only one low-cost executive benefit and no perquisites to our executives located in the United States. Each program component and the rationale for it are highlighted below.

Element	Role and Purpose
Base salary	Provide competitive foundation for total compensation.
Annual incentives
Motivate and reward achievement of annual financial targets, which drive the valuation of our stock.
Enforce accountability for individual performance through discretionary increases or reductions in awards as deemed appropriate.

Long-term incentives	Align interests of executives with those of stockholders.
Retirement savings	Permit executives to participate in the Company's 401(k) plan to facilitate retirement saving.
Executive benefits	Provide for executives' families through supplemental life insurance policies.

How We Make Pay Decisions

This section describes the participants and process for setting executive compensation at the Company.

Role of Chief Executive Officer in Setting Compensation

Each year management and the Board identify operating objectives that we believe need to be achieved for the Company to be successful. These objectives are derived largely from the Company's financial and strategic planning sessions led by the Chief Executive Officer, during which the Company's growth opportunities are analyzed and goals are established for the upcoming year. In addition to financial targets, the goals include qualitative strategic and operational objectives that are aimed at creating long-term stockholder value. Achievement of these objectives is considered in making pay decisions for the Chief Executive Officer and our other executive officers.

The Compensation Committee reviews all elements of compensation for the Chief Executive Officer based upon consideration of his contribution to the development and operating performance of the Company and competitive pay practices. The Compensation Committee develops and recommends pay changes for the Chief Executive Officer to the full Board of Directors for their approval. The Compensation Committee considers the recommendations of the Chief Executive Officer in establishing compensation for all other named executives. Throughout the process, the Compensation Committee also considers input from our independent compensation consultant as it deems necessary and advisable.

Compensation Consultant

The Compensation Committee has the authority to retain compensation consulting firms exclusively to assist it in the evaluation of executive officer and employee compensation and benefit programs. In late 2022, the Compensation Committee retained Pay Governance LLC, a nationally-recognized independent compensation consulting firm, to assist in performing its duties. Pay Governance LLC advised the Company with respect to compensation trends and best practices, stockholder view of compensation practices, and proxy disclosure. Since the Committee retained the core design of our last year’s executive compensation program, the Committee did not request Pay Governance LLC to conduct a detailed review and analysis of our executive compensation program, rather the Committee requested advice and counsel with respect to levels of specific components of the program, which included industry and peer group median pay benchmarking. In addition, the Committee sought and obtained guidance from other sources as it deemed appropriate. While our adviser periodically consults with management in performing work requested by the Compensation Committee, Pay Governance LLC did not perform any separate additional services for management.

The Compensation Committee has determined that Pay Governance LLC is independent and there was no conflict of interest resulting from retaining Pay Governance LLC. In reaching these conclusions, the Compensation Committee also considered the factors set forth in Rule 10C-1 of the Exchange Act and applicable listing standards.

Peer Group

The Compensation Committee believes that it is appropriate to offer competitive total compensation packages to our named executive officers in order to attract and retain top executive talent. The compensation peer group (the "Peer Group") allows the Compensation Committee to monitor the compensation practices of our primary competitors for executive talent. The Compensation Committee utilizes this information to establish pay ranges for our NEOs and each individual's pay is targeted within those market-based pay ranges in consideration of a range of factors as described earlier in this disclosure.

The Compensation Committee reviews and approves the Peer Group each year. The Peer Group used for 2024 differed from 2023 as Coherent, Inc. was removed and Kimball Electronics was added. The Compensation Committee believes that these companies are an appropriate peer group for comparison, as well as a group that is large and diverse enough so that any one company does not alter the overall analysis.

Universal Electronics 2024 Executive Compensation Peer Group

Electronic Equipment and Instruments	Electronic Components/ Household Appliances	Electronic Manufacturing Services	Application Software	Consumer Electronics	Systems Software
Arlo Technologies	Bel Fuse Inc.	CTS Corporation	Alarm.com Holdings, Inc.	GoPro, Inc.	Dolby Laboratories, Inc.
Cognex Corporation	iRobot Corporation	Kimball Electronics	InterDigital, Inc.	VOXX International Corporation	Xperi Inc.
Daktronics Inc.	Knowles Corporation	Methode Electronics, Inc.
FARO Technologies, Inc.	Rogers Corporation
Novanta Inc.
OSI Systems, Inc.
Vishay Precision Group, Inc.

The 20 companies in the Peer Group generally had 2024 revenue, market capitalization and total enterprise value (as of December 31, 2024) in a relevant range around those of the Company as set forth below.

(in millions)	Revenue	Market Capitalization	Industry
Company
Kimball Electronics, Inc.	$1,715	$462	Electronic Manufacturing Services
OSI Systems, Inc.	$1,539	$2,798	Electronic Equipment and Instruments
Dolby Laboratories, Inc.	$1,274	$7,467	Systems Software
Methode Electronics, Inc.	$1,115	$420	Electronic Manufacturing Services
Novanta Inc.	$949	$5,488	Electronic Equipment and Instruments
Alarm.com Holdings, Inc.	$940	$3,005	Application Software
Cognex Corporation	$915	$6,151	Electronic Equipment and Instruments
InterDigital, Inc.	$869	$4,910	Application Software
Rogers Corporation	$830	$1,896	Electronic Components
Daktronics, Inc.	$818	$792	Electronic Equipment and Instruments
GoPro, Inc.	$801	$169	Consumer Electronics
iRobot Corporation	$682	$237	Household Appliances
Knowles Corporation	$554	$1,755	Electronic Components
Bel Fuse Inc.	$535	$1,051	Electronic Components
CTS Corporation	$516	$1,588	Electronic Manufacturing Services
Arlo Technologies, Inc.	$511	$1,123	Electronic Equipment and Instruments
Xperi Inc.	$494	$460	Systems Software
VOXX International Corporation	$469	$166	Consumer Electronics
Universal Electronics Inc.	$395	$143	Consumer Electronics
FARO Technologies, Inc.	$342	$480	Electronic Equipment and Instruments
Vishay Precision Group, Inc.	$307	$311	Electronic Equipment and Instruments
Peer Group Median	$801	$1,051
Data source: Standard & Poor's Capital IQ.

Setting Executive Compensation for 2024

In determining base salary, target annual incentives and guidelines for equity awards, the Compensation Committee reviews total compensation using the named executives' current level of compensation as the starting point. Decisions to change compensation consider:
•the scope and complexity of the functions each executive oversees;
•the contribution of those functions to our overall performance;
•individual capability and maturity in role;
•individual performance;
•role criticality and difficulty to replace the executive; and
•compensation practices of our peers, including members of our Peer Group.

The Chief Executive Officer assesses individual performance of each other named executive against established goals and expectations using criteria identified by the Compensation Committee. The Chief Executive Officer also provides the Compensation Committee with a self-assessment using the same criteria, including the following:

•results on key financial metrics;
•achievement of strategic operating objectives such as mergers and acquisitions, technological innovations, and global expansion;
•advancement of commercial excellence through new or improved products and services, market leadership, and customer attraction and retention;
•achieving operational goals in areas such as productivity, efficiency and risk management;
•improving organizational excellence through employee practices and organization structure; and
•support of Company values such as integrity and high ethical standards.

The Compensation Committee reviews the Chief Executive Officer's assessments and approves an overall rating for the Chief Executive Officer and each of the other named executives. The overall rating indicates the warranted placement of the individual named executive in the lower, middle or upper third of the competitive market ranges for base salary, target annual incentive, guideline long-term incentive opportunity, and target total direct compensation (base salary, target annual incentive and guideline long-term equity award value).

Competitive market ranges are based on benchmark pay data for comparable positions which the Compensation Committee obtained, in part, from Pay Governance LLC's analysis. For an individual named executive the midpoint of the range is anchored to the market 50th percentile, the low end of the range reflects the market 25th percentile, and the high end of the range reflects the market 75th percentile. This approach to setting pay is consistent with our intent of offering compensation that is contingent on performance and contributions to the Company yet competitive within the marketplace.

2024 Total Direct Compensation Opportunity

Based on the Compensation Committee's review, the 2024 Total Direct Compensation opportunities of our NEOs were:

Executive	Base Salary	Target Annual Incentive as a % of Base Salary	Target Cash (Base Salary + Annual Incentives)	Long-Term Incentives	Target Total Direct Compensation
Paul D. Arling	$830,000	100%	$1,660,000	$476,900	$2,136,900
Bryan M. Hackworth	$416,925	70%	$708,925	$371,000	$1,079,925
Ramzi S. Ammari	$416,925	60%	$666,925	$318,000	$984,925
Richard K. Carnifax	$326,925	50%	$489,925	$185,000	$674,925
David Chong	$338,460	50%	$507,460	$185,000	$692,460

Elements of Named Executive Compensation

We generally allocate among the principal elements of our total compensation program (base salary, annual performance incentives, and long-term equity awards) based on market practices. This ensures that our compensation program is effective for attracting and retaining key leaders.

Base Salary

We review base salaries annually, and change them from time to time in consideration of performance, increased responsibilities, peer group studies and market competitiveness. During 2024, Messrs. Hackworth and Ammari received base salary increases of 4.2% and Mr. Carnifax received a base salary increase of 8.1%. These increases were made to more closely align their base salaries to the median salaries per the compensation study.

Executive	2024 Base Salary	2023 Base Salary	Percent Change
Paul D. Arling	$830,000	$830,000	0.0%
Bryan M. Hackworth	$416,925	$400,000	4.2%
Ramzi S. Ammari	$416,925	$400,000	4.2%
Richard K. Carnifax	$326,925	$302,300	8.1%
David Chong	$338,460	$367,140	(7.8)%

Annual Incentives

Our executives participate in the Universal Electronics Inc. Annual Performance Incentive Plan (the "Performance Incentive Plan"). Within 90 days after the commencement of the year, the Compensation Committee identifies the named executive officers who will participate in the Performance Incentive Plan for that year and establishes the annual performance criteria.

In 2024, the Performance Incentive Plan payment for named executives was determined in two steps. First, the Preliminary Annual Incentive was calculated using the following formula:

Base Salary x Target Annual Incentive % x Company Performance Factor = Preliminary Annual Incentive

The Preliminary Annual Incentive may be modified in the discretion of the Compensation Committee in consideration of individual performance.

Company Performance Factor. For 2024, the Compensation Committee selected Adjusted Non-GAAP Diluted Earnings per Share ("EPS") as the appropriate performance measure for the Performance Incentive Plan. Adjusted Non-GAAP Diluted EPS is a reflection of the operating performance of the Company and directly influences return to stockholders. In addition, management and stockholders use Adjusted Non-GAAP Diluted EPS to value the Company.

Given the challenging economic environment and after taking into consideration that the actual Adjusted Non-GAAP loss per share for 2023 was $0.78, the Compensation Committee established an Adjusted Non-GAAP Diluted EPS of $0.52 for Performance Incentive Plan funding at target levels for 2024. In the course of determining the Adjusted Non-GAAP Diluted EPS target, the Compensation Committee concluded that its achievement was substantially uncertain. Actual 2024 Adjusted Non-GAAP loss per share of $0.05 resulted in a Company Performance Factor of 0% (as shown below) and therefore no annual incentives were paid under the Performance Incentive Plan.

Adjusted Non-GAAP diluted earnings (loss) per share may be found in our press releases related to our quarterly and annual earnings releases and excludes the following items:

•Stock-based compensation;
•Amortization of acquired intangible assets;
•Litigation costs;
•Factory restructuring costs;
•Legal judgment;
•Severance;
•Lease termination;
•Foreign currency gains and losses;
•Tax effects of the above adjustments;
•Valuation allowance on certain deferred tax assets; and
•Certain net deferred tax adjustments.

The following table shows the percentage of target funding for the various levels of performance and shows, for each NEO, the amount of his annual incentive as a percentage of base salary paid at each performance level:

	Threshold	Target	Maximum	Actual
Adjusted Non-GAAP Diluted Earnings (Loss) per Share (1)	$0.40	$0.52	$0.70	$(0.05)
Percent of Target Funding	50%	100%	200%	0%
Paul D. Arling	50%	100%	200%
Bryan M. Hackworth	35%	70%	140%
Ramzi S. Ammari	30%	60%	120%
Richard K. Carnifax	25%	50%	100%
David Chong	25%	50%	100%
(1)Adjusted Non-GAAP Diluted Earnings (Loss) per share targets are inclusive of Performance Incentive Plan amounts funded.

Individual Performance Factor. The Compensation Committee also evaluates individual performance in determining the final incentive awards for our named executives. In making this evaluation, the Chief Executive Officer provides his assessment of the other executives as input to the Compensation Committee's evaluations. This assessment is described above in "Setting Named Executive Compensation."

The 2024 Performance Incentive Plan award calculations for our NEOs are indicated in the following table:

Executive	Base Salary	Target Annual Incentive %	Target Annual Incentive	Company Performance Factor	Individual Performance Rating (1)	Actual Annual Incentive Award
Paul D. Arling	$830,000	100%	$830,000	0%	N/A	$—
Bryan M. Hackworth	$416,925	70%	$292,000	0%	N/A	$—
Ramzi S. Ammari	$416,925	60%	$250,000	0%	N/A	$—
Richard K. Carnifax	$326,925	50%	$163,000	0%	N/A	$—
David Chong	$338,460	50%	$169,000	0%	N/A	$—

(1)     Since the Company Performance Factor was zero (0), there were no incentive awards given, thus no need to provide an Individual Performance Rating.

Long-Term Incentives

The Compensation Committee sets guideline award levels for long-term equity compensation for our NEOs. The 2024 guidelines were expressed as grant values and in determining such values, the Committee members used grant values as determined by the compensation study.

Each executive's actual grant value of long-term equity compensation relative to the guideline value is individually determined at the discretion of the Compensation Committee, after considering:
•the named executive's skills, experience, long-term contributions, and potential; and
•individual and Company performance in the prior year.

Existing stock ownership levels are not a factor in award determination, as we do not want to discourage executives from holding our stock beyond the level of the established stock ownership guidelines.

Once the value of the long-term equity compensation award is determined, the Compensation Committee uses a mix of restricted stock units and performance stock units when making the annual long-term equity awards. The Compensation Committee believes that the use of these equity vehicles strikes an appropriate balance between rewarding increases in the market value of our Common Stock (performance stock units) and motivating retention with the Company (restricted stock units). In addition, restricted stock units provide executives the benefits of stock price increases while still carrying the risks that other stockholders assume for stock price declines.

The stock price used to determine the number of restricted stock units granted to our employees under our stock incentive plans is the average of the high and low trades of our stock on the grant date. This grant price of our 2024 equity grants to our NEOs was $8.53. For financial reporting purposes, the 2024 performance stock units were valued using an average Monte Carlo fair value of $4.72.

Our 2024 equity awards to the NEOs are indicated in the table below:

	Target Grant Value of all Equity Awards	Restricted Stock Units Granted	Performance Stock Units Granted	Final Accounting Grant Date Award Value
Executive				Restricted Stock Units	Performance Stock Units	Total Grant Value
Paul D. Arling	$476,900	36,000	36,000	$307,080	$169,920	$477,000
Bryan M. Hackworth	$371,000	28,000	27,999	$238,840	$132,155	$370,995
Ramzi S. Ammari	$318,000	24,000	24,000	$204,720	$113,280	$318,000
Richard K. Carnifax	$185,000	14,000	14,001	119,420	66,085	185,505
David Chong	$185,000	14,000	14,001	119,420	66,085	185,505

Restricted Stock Unit Features. We determine the vesting schedule of each award after considering our performance, alignment, and retention objectives, as well as the financial impact of the award. The 2024 restricted stock unit awards granted to our NEOs are subject to a three-year vesting period (33.33% on February 7, 2025 and 8.33% each quarter thereafter). Under the terms of our stock incentive plans, unvested restricted stock units are forfeited if the executive voluntarily leaves the Company.

Performance Stock Unit Features. The 2024 performance stock unit awards granted to our NEOs are subject to a three-year ratable vesting period (service condition) and must achieve market conditions based upon our stock price. We believe that this vesting schedule aids us in retaining executives and motivating long-term performance. Under the terms of our stock incentive plans, unvested performance stock units are forfeited if the executive voluntarily leaves the Company.

Post-Employment Compensation

We provide all of our executive officers, including our NEOs with certain post-employment compensation and benefits, including change in control severance benefits, which are described below in the section entitled Potential Payments upon Termination or Change in Control. These change in control severance benefits are provided so that our executives may focus on change in control transactions without concern for their personal financial situation.

Other Compensation

We provide certain executives who reside in the United States, including the NEOs, only one benefit beyond those in which all full-time employees in the United States participate. We believe this approach is reasonable and consistent with our overall executive compensation philosophy that emphasizes pay for performance.

These executives receive imputed income for company-paid supplemental life insurance policies above IRS limits for non-taxation. The Company does not provide a tax gross-up on the premiums paid on behalf of the named executive officers for their supplemental life insurance policies.

Executive Officer Stock Ownership Guidelines

The Company maintains stock ownership guidelines for our executive officers, including the NEOs. These guidelines are designed to align the executives' long-term financial interests with those of stockholders. The ownership guidelines are as follows:

Position	Value of Common Stock to be Owned
Chief Executive Officer	Four times base salary
Other executives, including the NEOs	One times base salary

For the purposes of meeting this minimum stock ownership requirement, each equivalent share of common stock held under our benefit plans and each time-based restricted stock unit is considered as a share of common stock. Stock options and unvested performance-based restricted stock units are not considered towards meeting this requirement.

The Compensation Committee reviews ownership levels of our executives annually. The requirements for our NEOs, as well as their actual ownership levels at December 31, 2024, are set forth in the table below. All five of our NEOs have met the required guidelines.

$5,000,000
$4,000,000
$3,000,000
$2,000,000
$1,000,000
$0
Mr. Arling
Average of Four Other NEOs
Minimum Ownership Requirement
Actual Ownership

Anti-Pledging and Hedging Policies

The Company has an anti-pledging policy prohibiting all independent Directors and executive officers of the Company from pledging any such stock as collateral for any loan or holding Company shares in an account that has margin debt. Hedging the Company's stock is generally permitted within prescribed trading windows and otherwise in accordance with the Company's Insider Trading Policy.

Tax Deductibility of Compensation

Section 162(m) of the Code generally limits a company's ability to deduct compensation paid in excess of $1 million during any fiscal year to certain "covered employees". Prior to January 1, 2018, there was an exception to this deductibility limitation for compensation that qualified as "performance-based" compensation under the Section 162(m) of the Code. However, the Tax Cuts and Jobs Act of 2017 ("TCJA") eliminated the performance-based exception and expanded the definition of "covered employee" to include the chief financial officer and other executive officers of a company. TCJA includes a transition rule under which the changes to Code Section 162(m) will not apply to compensation payable pursuant to a written binding contract that was in effect on November 2, 2017, and is not materially modified after that date. The Company historically intended for certain awards to qualify for the performance-based exception, and while some of those awards may be grandfathered under this transition rule, the Company cannot guarantee that such awards will qualify for the transition relief or will ultimately be deductible by the Company.

Clawback Policies

Effective November 13, 2023, in accordance with SEC and NASDAQ requirements, the Company adopted a new Compensation Recoupment Policy (the “Clawback Policy”), which provides for the reasonably prompt recovery (or clawback) of certain excess incentive-based compensation received during an applicable three-year recovery period by current or former executive officers in the event the Company is required to prepare an accounting restatement due to the material noncompliance with any financial reporting requirement under the securities laws. Excess incentive-based compensation for these purposes generally means the amount of incentive-based compensation received (on or after October 2, 2023) by such executive officer that exceeds the amount of incentive-based compensation that would have been received by such executive officer had it been determined based on the restated amounts, without regard to any taxes paid. Incentive-based compensation potentially subject to recovery under the Clawback Policy is generally limited to any compensation granted, earned or vested based wholly or in part on the attainment of one or more financial reporting measures.

The Clawback Policy does not condition such clawback on the fault of the executive officer, but the Company is not required to recoup amounts in limited circumstances set forth in the Clawback Policy where the Compensation Committee has made a determination that recovery would be impracticable. Operation of the Clawback Policy is subject to a brief phase-in process during the first few years after its effectiveness. The Company may not indemnify any such executive officer against the loss of such recovered compensation in the event of a mandatory accounting restatement.

The Company also maintains its previous clawback policy applicable to our executive officers (the “Original Policy”), which will continue to apply to incentive-based compensation received prior to October 2, 2023. Pursuant to the Original Policy, if the Board determines that an executive officer has engaged in fraudulent or intentional misconduct, the Board will take action to remedy the misconduct, prevent its recurrence, and impose discipline on the wrongdoer as appropriate. Discipline may vary depending on the facts and circumstances, and may include, without limit, (i) termination of employment, (ii) initiating an action for breach of fiduciary duty, and (iii) if the misconduct resulted in a significant restatement of the Company's financial results, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive that is greater than would have been paid or awarded if calculated based on the restated financial results. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.

The Amended and Restated 2018 Equity and Incentive Compensation Plan also provides that the Compensation Committee may provide for the recoupment or forfeiture of any awards and corresponding gains if a participant has engaged in any “detrimental activity” as defined in the Amended and Restated 2018 Equity and Incentive Compensation Plan.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis should be included in our Annual Report on Form 10-K for 2024 and in our 2025 Proxy Statement. This report is provided by the following independent directors, who comprise the Compensation Committee:

Compensation Committee of the Board of Directors

Sue Ann R. Hamilton — Chair
Satjiv S. Chahil
Eric B. Singer
Edward K. Zinser

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards (1) ($)	Performance Stock Awards (2) ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compensation (4) ($)	All Other Compensation (5) ($)	Total ($)
Paul D. Arling	2024	830,000	307,080	169,920	—	—	27,010	1,334,010
Chairman of the Board and	2023	830,000	1,399,965	—	1,399,995	—	28,775	3,658,735
Chief Executive Officer	2022	830,000	1,049,955	—	1,049,970	—	27,275	2,957,200
Bryan M. Hackworth	2024	416,925	238,840	132,155	—	—	17,855	805,775
Senior Vice President and	2023	400,000	399,955	—	400,005	—	17,605	1,217,565
Chief Financial Officer	2022	400,000	299,935	—	300,000	—	23,795	1,023,730
Ramzi S. Ammari	2024	416,925	204,720	113,280	—	—	15,030	749,955
Senior Vice President,	2023	400,000	350,055	—	350,025	—	16,330	1,116,410
Corporate Planning and Strategy	2022	400,000	275,060	—	275,020	—	18,330	968,410
Richard K. Carnifax	2024	326,925	119,420	66,085	—	—	10,510	522,940
Senior Vice President,	2023	302,300	199,975	—	199,975	—	11,250	713,500
Global Operations	2022	256,600	180,005	—	—	—	10,250	446,855
David Chong	2024	338,460	119,420	66,085	—	—	15,250	539,215
Executive Vice President,	2023	367,140	95,120	—	—	—	10,270	472,530
Global Sales	2022	331,755	200,020	—	—	—	6,745	538,520

(1)This column represents the total grant date fair value of restricted stock unit awards granted during 2024, 2023 and 2022. The amounts were computed in accordance with FASB ASC Topic 718, "Stock Compensation". For additional information regarding stock-based compensation and the assumptions used in calculating the grant date fair value, please refer to Note 15 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC.
(2)This column represents the total grant date fair value of performance stock unit awards granted during 2024. The amounts were computed in accordance with FASB ASC Topic 718, "Stock Compensation". For additional information regarding stock-based compensation and the assumptions used in calculating the grant date fair value, please refer to Note 15 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC.
The value of the performance stock units granted in 2024 for performance at maximum would be as follows: Mr. Arling $301,680, Mr. Hackworth $234,632, Mr. Ammari $201,120, Mr. Carnifax $117,328 and Mr. Chong $117,328.
(3)This column represents the total grant date fair value of stock options granted during 2023 and 2022 and the amounts were computed in accordance with FASB ASC Topic 718, "Stock Compensation". For additional information regarding stock-based compensation and the assumptions used in calculating the grant date fair value, please refer to Note 15 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC.
(4)This column represents cash amounts earned under the Company's Performance Incentive Plan.
(5)See the "All Other Compensation Table" for additional information.

All Other Compensation Table

The following table describes each component of the All Other Compensation column in the Summary Compensation Table.

Name of Executive	Year	Premiums for Life Insurance(1) ($)	Company Contributions to Retirement Plan ($)	Leased Vehicle ($)	Other Benefits ($)	Total All Other Compensation ($)
Paul D. Arling	2024	13,775	13,235	—	—	27,010
	2023	13,775	15,000	—	—	28,775
	2022	13,775	13,500	—	—	27,275
Bryan M. Hackworth (2)	2024	2,605	15,250	—	—	17,855
	2023	2,605	15,000	—	—	17,605
	2022	2,605	13,500	—	7,690	23,795
Ramzi S. Ammari (3)	2024	1,330	13,700	—	—	15,030
	2023	1,330	15,000	—	—	16,330
	2022	1,330	13,500	—	3,500	18,330
Richard K. Carnifax	2024	—	10,510	—	—	10,510
	2023	—	11,250	—	—	11,250
	2022	—	10,250	—	—	10,250
David Chong	2024	—	15,250	—	—	15,250
	2023	—	4,760	5,510	—	10,270
	2022	—	—	6,745	—	6,745

(1)This column represents taxable payments made for supplemental life insurance premiums for the current year NEOs. The aggregate face value was $2,740,000 at the end of each fiscal year.
(2)Mr. Hackworth's other benefits received during 2022 represents a buyout of vacation hours due to reaching the maximum allowed vacation accrual under Company policy.
(3)Mr. Ammari's other benefits received during 2022 represents an award for 25 years of service.

Grants of Plan-Based Awards in Fiscal 2024

The following table provides information about equity and non-equity compensation granted to our NEOs during 2024.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock Awards ($) (4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Paul D. Arling		415,000	830,000	1,660,000
	2/7/2024							36,000	307,080
	2/7/2024				12,000	36,000	36,000		169,920
Bryan M. Hackworth		146,000	292,000	584,000
	2/7/2024							28,000	238,840
	2/7/2024				9,333	27,999	27,999		132,155
Ramzi S. Ammari		125,000	250,000	500,000
	2/7/2024							24,000	204,720
	2/7/2024				8,000	24,000	24,000		113,280
Richard K. Carnifax		81,500	163,000	326,000
	2/7/2024							14,000	119,420
	2/7/2024				4,667	14,001	14,001		66,085
David Chong		84,500	169,000	338,000
	2/7/2024							14,000	119,420
	2/7/2024				4,667	14,001	14,001		66,085

(1)This column represents the threshold, target and maximum grant date values of the annual incentive awards under the Performance Incentive Plan based on achievement of the Company's performance measures. The amounts are subject to further adjustment based on individual performance at the discretion of the Compensation Committee.
(2)This column represents the threshold, target and maximum number of performance stock unit awards granted on February 07, 2024 subject to a 3-year ratable service condition and the attainment of share price-based market conditions.
(3)These awards relate to restricted stock unit awards granted on February 07, 2024 subject to a 3-year vesting period 33.33% on February 07, 2025 and 8.33% each quarter thereafter.
(4)This amount represents the grant date fair value of our restricted stock unit awards and performance stock unit awards calculated in accordance with ASC 718. See Note 15 to our Consolidated Financial Statements.

Outstanding Equity Awards at Fiscal 2024 Year-End

The following table provides information on the stock options, restricted stock unit and performance stock unit awards held by the NEOs at December 31, 2024:

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price (2) ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Vested (4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Rights That Have Not Vested (4) ($)
Paul D. Arling	2/8/2018	52,595	—	44.950	2/8/2025
	2/13/2019	63,230	—	27.065	2/13/2026
	2/12/2020	59,320	—	46.170	2/12/2027
	2/11/2021	43,805	—	59.430	2/11/2028
	2/10/2022	64,726	5,884	34.555	2/10/2029
	2/9/2023	75,408	53,862	24.765	2/9/2030
	2/7/2024	—	—	—	—	—	—	36,000	396,000
	Various (5)	—	—	—	—	62,086	682,946
Bryan M. Hackworth	2/8/2018	21,040	—	44.950	2/8/2025
	2/13/2019	29,185	—	27.065	2/13/2026
	2/12/2020	16,950	—	46.170	2/12/2027
	2/11/2021	12,515	—	59.430	2/11/2028
	2/10/2022	18,494	1,681	34.555	2/10/2029
	2/9/2023	21,546	15,389	24.765	2/9/2030
	2/7/2024	—	—	—	—	—	—	27,999	307,989
	Various (6)	—	—	—	—	35,452	389,972
Ramzi S. Ammari	2/13/2019	19,455	—	27.065	2/13/2026
	2/12/2020	15,535	—	46.170	2/12/2027
	2/11/2021	11,475	—	59.430	2/11/2028
	2/10/2022	16,954	1,541	34.555	2/10/2029
	2/9/2023	18,854	13,466	24.765	2/9/2030
	2/7/2024	—	—	—	—	—	—	24,000	264,000
	Various (7)	—	—	—	—	30,552	336,072
Richard K. Carnifax	2/9/2023	10,772	7,693	24.765	2/9/2030
	2/7/2024	—	—	—	—	—	—	14,001	154,011
	Various (8)	—	—	—	—	19,298	212,278
David Chong	2/8/2018	14,025	—	44.950	2/8/2025
	2/13/2019	19,455	—	27.065	2/13/2026
	2/7/2024	—	—	—	—	—	—	14,001	154,011
	Various (9)	—	—	—	—	22,817	250,987

(1)The stock options vest at a rate of 33.33% on the first anniversary of the date of grant and 8.33% each quarter thereafter with full vesting on the third anniversary of the date of grant.
(2)The option exercise prices are based upon the average of the high and low trades on the grant dates.

(3)The market value of unvested restricted stock unit awards is calculated based on the $11.00 closing price of UEIC common stock on December 31, 2024, which was the last business day of 2024.
(4)Performance stock unit awards vest ratably over a three-year time frame, subject to share price-based market conditions. The market value of unvested performance stock unit awards is calculated based on the $11.00 closing price of UEIC common stock on December 31, 2024, which was the last business day of 2024.
(5)Mr. Arling's restricted stock unit award dated February 10, 2022 vests as follows: 2,532 shares on February 10, 2025. Mr. Arling's restricted stock unit award dated February 9, 2023 vests as follows: 4,711 shares on February 9, 2025 and 18,843 shares on April 30, 2025 in accordance with the Transition Agreement as described on page 41. Mr. Arling's restricted stock unit award dated February 7, 2024 vests as follows: 12,000 shares on February 7, 2025 and 24,000 shares on April 30, 2025 in accordance with the Transition Agreement.
(6)Mr. Hackworth's restricted stock unit award dated February 10, 2022 vests as follows: 723 shares on February 10, 2025. Mr. Hackworth's restricted stock unit award dated February 9, 2023 vests as follows: 1,346 shares on February 9, 2025, and each quarterly anniversary thereafter until November 9, 2025 and 1,345 on the final vesting on February 9, 2026. Mr. Hackworth's restricted stock unit award dated February 7, 2024 vests as follows: 9,333 shares on February 7, 2025, 2,334 shares on May 7, 2025, and each quarterly anniversary thereafter until November 7, 2025 and 2,333 shares each quarterly anniversary thereafter until the final vesting on February 7, 2027.
(7)Mr. Ammari's restricted stock unit award dated February 10, 2022 vests as follows: 663 shares on February 10, 2025. Mr. Ammari's restricted stock unit award dated February 9, 2023 vests as follows: 1,178 shares on February 9, 2025, and each quarterly anniversary thereafter until November 9, 2025 and 1,177 shares on the final vesting on February 9, 2026. Mr. Ammari's restricted stock unit award dated February 7, 2024 vests as follows: 8,000 shares on February 7, 2025, 2,000 shares on May 7, 2025, and each quarterly anniversary thereafter until the final vesting on February 7, 2027.
(8)Mr. Carnifax's restricted stock unit award dated February 22, 2022 vests as follows: 1,934 shares on February 22, 2025. Mr. Carnifax's restricted stock unit award dated February 9, 2023 vests as follows: 673 shares on February 9, 2025, and each quarterly anniversary thereafter until November 9, 2025 and 672 shares on the final vesting on February 9, 2026. Mr. Carnifax's restricted stock unit award dated February 7, 2024 vests as follows: 4,668 shares on February 7, 2025, 1,167 shares on May 7, 2025, and each quarterly anniversary thereafter until February 7, 2026 and 1,666 shares each quarterly anniversary thereafter until the final vesting on February 7, 2027.
(9)Mr. Chong's restricted stock unit award dated February 22, 2022 vests as follows: 2,149 shares on February 22, 2025. Mr. Chong's restricted stock unit award dated May 23, 2023 vests as follows: 3,334 shares on May 23, 2025 and annually thereafter until the final vesting on May 23, 2026. Mr. Chong's restricted stock unit award dated February 7, 2024 vests as follows: 4,668 shares on February 7, 2025, 1,167 shares on May 7, 2025, and each quarterly anniversary thereafter until February 7, 2026 and 1,666 shares each quarterly anniversary thereafter until the final vesting on February 7, 2027.

Option Exercises and Stock Vested

The following table provides information about options exercised, restricted stock units and performance stock units vested for the NEOs during the year ended December 31, 2024:

	Option Awards		Stock Awards		Performance Stock Awards
Name	Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)	Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Paul D. Arling	—	—	44,576	442,104	—	—
Bryan M. Hackworth	—	—	12,733	126,286	—	—
Ramzi S. Ammari	—	—	11,283	111,955	—	—
Richard K. Carnifax	—	—	7,481	69,518	—	—
David Chong	—	—	6,459	66,907	—	—

(1)Represents the amounts realized based on the fair market value of UEI stock on the vesting date, which is defined as the average of the high and low trades on that date.

Compensation Agreements

Paul D. Arling Employment Agreement

On March 19, 2025, Paul D. Arling informed the Board of Directors of Universal Electronics Inc. (the “Company”) that he would cease acting as Chief Executive Officer the Company, effective as of the earlier of April 30, 2025 and the date a new Chief Executive Officer commences employment with the Company. Mr. Arling will remain as the Chairman of the Board until his term ends at the Annual Meeting.

In connection with Mr. Arling's departure from the Company, Mr. Arling and the Company entered into a Transition Agreement and Release of Claims dated March 19, 2025 (the “Transition Agreement”). Subject to the terms and conditions of the Transition Agreement, Mr. Arling will continue to receive his current base salary and benefits through April 30, 2025, at which time, Mr. Arling’s Executive Employment Agreement, as amended (as described below) will automatically terminate and no longer be of any force and effect. Under the terms of the Transition Agreement, Mr. Arling will also be entitled to a severance in the amount of $275,000 and continued health benefits through April 30, 2026, in exchange for a release of claims and other covenants which are set forth in the Transition Agreement. Mr. Arling will also qualify for benefits under the terms of his equity awards as a result of entering into the Transition Agreement.

Additionally, under the terms of the Transition Agreement, and subject to Mr. Arling’s execution of an effective release of claims, Mr. Arling and the Company are obligated to enter into a Consulting Agreement with Mr. Arling, effective May 1, 2025 (the “Consulting Agreement”). Pursuant to the terms of the Consulting Agreement, Mr. Arling will continue to provide transition services through June 30, 2025, to support the Company and management in the transition of a new Chief Executive Officer, including with respect to current management and customer relations. In exchange, the Company will pay Mr. Arling an aggregate amount of $140,000.

Until April 30, 2025, the Executive Employment Agreement, as amended, between the Company and Mr. Arling will continue in accordance with its terms.

Under the terms of the Executive Employment Agreement, Mr. Arling must (i) devote his full working time and energy to us, (ii) refrain from disclosing and/or using any of our trade secrets and proprietary information, and (iii) during the term of the agreement and for a period of two years thereafter, refrain from soliciting certain of our large customers or any key employees. The agreement also provides Mr. Arling the opportunity to receive increases (but not decreases) in his annual salary as determined and set by the Compensation Committee in accordance with its established plans and policies. It also provides for certain payments if terminated without cause or due to a change in control (see "Potential Payments upon Termination or Change in Control" below).

Salary Continuation Agreements

Messrs. Hackworth and Ammari and certain other executive officers and other officers of the Company have salary continuation agreements ("SCA"). For Mr. Hackworth, the SCA was entered into in December 2006. For Mr. Ammari, the SCA was entered into in November 1999. The SCAs were entered into as part of an employment hiring and retention practice. There have been no SCAs entered into since 2010 and the Company no longer offers SCAs to its employees. Each SCA represents a binding obligation of the Company that takes effect upon the occurrence of a "Change in Control." When effective, each SCA operates as an employment agreement providing for a term of employment with us for a period ranging from 12 to 18 months (12 to 36 months in the event of a hostile acquisition). In addition, each SCA provides that the executive or other officer receive increases in salary and bonuses during the term of the SCA in accordance with our standard policies and practices; however, in no event would this base salary and bonus be less than the base salary and bonus the executive or other officer received in the year immediately preceding the effective date of the SCA. Furthermore, each SCA provides that the executive or other officer be entitled to receive equity grants and to otherwise participate in our incentive compensation and benefits plans and other customary benefit programs in effect from time to time, but in no event would such participation be less than that provided to the executive or other officer immediately prior to the effective date of the SCA.

Under each SCA, if we terminate the executive or other officer's employment for reasons other than the executive's or other officer's death or disability or "for cause" (as defined in each SCA) or if the executive or other officer resigns for "good reason" (as defined in each SCA which includes resignation in connection with a "Change in Control"), the executive or other officer would receive, in one lump sum, an amount equal to (i) an amount equal to between 12 and 18 months of salary payments (or between 12 and 36 months if such resignation is in connection with a "hostile acquisition" as defined in the agreement), (ii) an amount equal to (x) 12 and 18 months (or between 12 and 36 months if such resignation is in connection with a "hostile acquisition") multiplied by (y) the greater of (1) the monthly rate of his bonus payment for the bonus period in the year immediately prior to the termination date or (2) the estimated amount of the bonus for the period which includes his termination date (without regard to any attempted reduction or discontinuance of such bonus), (iii) the value of incentive compensation and rights to receive equity grants to which he would have been entitled under all incentive compensation and option/stock plans maintained by the Company if he had remained employed for 12 and 18 months (or between 12 and 36 months if such resignation is in connection with a "hostile acquisition", and (iv) continued participation in our benefit plans for between 12 and 18 months following such resignation (or between 12 and 36 months if such resignation is in connection with a "hostile acquisition").

Potential Payments upon Termination or Change in Control

Severance Plan for Executive Officers

Except for the severance benefits provided to Mr. Arling as part of his employment agreement and to Messrs. Hackworth and Ammari and certain other executive officers of the Company under the SCAs, we do not have a written severance benefits program for our executive officers. However, it is the Company's long-standing policy and practice to provide severance packages to its executive officers and in the future we will continue to provide such benefits in accordance with our policy and practice.

Definitions of Termination Scenarios

"For Cause" Termination - Generally speaking, "cause" is defined in Mr. Arling's employment agreement and the SCAs as (i) the willful and continued failure by the executive to substantially perform his or her duties after a demand for substantial performance is delivered by the Company which specifically identifies the manner in which it is believed that the executive has not substantially performed his duties; (ii) the willful engaging by the executive in gross misconduct materially and demonstrably injurious to the property or business of the Company; or (iii) the executive's commission of fraud, misappropriation or a felony.

"Constructive Termination" - In general, "constructive termination" is defined in Mr. Arling's employment agreement and the SCAs to occur on that date on which the executive resigns from employment with the Company, if such resignation occurs within eighteen months after the occurrence of (i) the failure of the executive to be elected or re-elected or appointed or reappointed to such office that the executive holds (other than as a result of a termination for "cause") if the executive is an officer of the Company and the office which the executive holds is one to which they are elected according to the Company's By-laws; (ii) a change in the executive's functions, duties, or responsibilities such that the executive's position with the Company becomes substantially less in responsibility, importance, or scope; or (iii) a "Change in Control."

"Change in Control" - A "Change in Control" is defined in Mr. Arling's employment agreement and the SCAs to occur when (i) anyone acquires 20% or more of the total voting power of the outstanding securities of the Company which are entitled to vote in the election of directors; (ii) a majority of our directors is replaced, other than by those approved by existing directors; (iii) a merger occurs where the voting stock of the Company outstanding immediately prior to the merger does not continue to represent at least 80% of the total voting power immediately after the merger; or (iv) the Company is dissolved or liquidated.

"Good Reason" - For Mr. Arling, a termination for "good reason" is defined in his employment agreement and includes his resignation as a result of one or more of the following:
•the attempted discontinuance or reduction in his "base cash salary";
•the attempted discontinuance or reduction in his bonuses and/or incentive compensation award opportunities under plans or programs applicable to him, unless the discontinuance or reduction is a result of the Company's policy applied equally to all executive employees of the Company;
•the attempted discontinuance or reduction in his stock option and/or stock award opportunities under plans or programs applicable to him, unless the discontinuance or reduction is a result of the Company's policy applied equally to all executive employees of the Company;
•the attempted discontinuance or reduction in his perquisites from those historically provided during his employment with the Company and generally applicable to executive employees of the Company;
•his relocation to an office (other than the Company's headquarters) located more than fifty miles from his current office location;
•the significant reduction in his responsibilities and status within the Company or a change in his titles or positions;
•the attempted discontinuance of his participation in any benefit plans maintained by the Company unless the plans are discontinued by reason of law or loss of tax deductibility to the Company with respect to the contributions to or payments under the plans, or are discontinued as a matter of the Company's policy applied equally to all participants;
•the attempted reduction of his paid vacation to less than that provided in his agreement;
•the failure by the Company to obtain an assumption of Company's obligations under his agreement by any assignee of or successor to the Company, regardless of whether the entity becomes a successor to the Company as a result of merger, consolidation, sale of assets of the Company or other form of reorganization; or
•the occurrence of a "Change in Control."

For Messrs. Hackworth and Ammari and certain other executive officers, the terms (a) "Good Reason" is defined in the SCAs as (i) a significant change in the nature or scope or the location for the exercise or performance of the executive's authority or duties from those referred to in the SCA, a reduction in total compensation, compensation plans, benefits or perquisites from those provided in the SCA, or the breach by the Corporation of any other provision of the SCA; or (ii) a reasonable determination by the executive that, as a result of a "Change in Control" and a change in circumstances thereafter significantly affecting the executive's position, the executive is unable to exercise the authorities, power, function or duties attached to the executive's position and contemplated by the SCA., (b) "hostile acquisition" is defined in the SCAs as a Change in Control that has not been approved by the Incumbent Board, and (c) "Incumbent Board" is defined in the SCA as (i) the members of the Board of Directors on February 1, 1999, and (ii) any individual who becomes a member of the Board of Directors after February 1, 1999, if his or her election or nomination for election as a director was approved by the affirmative vote of a majority of the then Incumbent Board.

Stock Option, RSU and PSU Acceleration

As provided in the applicable equity plans and corresponding award agreements, in the event that an executive's employment with the Company is terminated without cause or in the event of constructive termination (through a Change in Control, for example), the executive will become immediately fully vested in his stock option and RSU awards, to the extent not previously vested and the executive’s performance stock units will remain outstanding and eligible to vest as well as if such termination had not occurred in accordance with the terms of the award agreement.

Tax Gross-Up

As provided in Mr. Arling's employment agreement and the legacy SCAs, in the event it is determined that any compensation payment or distribution as the result of a change in control would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties with respect to the excise tax (together the "excise tax"), the Company will pay to the participant an additional payment (a "gross-up payment") in an amount such that after payment by the participant of all taxes, including any excise tax imposed on any gross-up payment, the participant retains an amount of the gross-up payment equal to the excise tax imposed upon the payment.

Compensation Upon Termination

The amounts in the following table are illustrative of compensation that would have been paid in accordance with the agreements, the SCAs, or our policy and practice assuming that the NEOs terminated employment effective December 31, 2024. The same calculations would be made for the Company's other executive officers. The closing price of UEI common stock was $11.00 on the last business day of 2024. These amounts are in addition to benefits generally available to U.S. employees upon termination of employment, such as distributions from our 401(k) Plan and the payment of accrued vacation. All cash severance amounts would be paid in one lump sum payment.

(In thousands)
Name	Months of payment	Termination Scenario	Total ($)	Salary ($)	Bonus ($)	Other (1) ($)	Aggregate Value of Acceleration of Unvested Stock Options ($)	Aggregate Value of Acceleration of Unvested Restricted Stock Units ($)	Aggregate Value of Acceleration of Unvested Performance Stock Units ($)	Tax Gross-Up (2) ($)
Paul D. Arling	18	Without Cause	2,684	1,245	—	756	—	683	—	—
	18	Good Reason	2,684	1,245	—	756	—	683	—	—
	24	Change in Control	3,351	1,660	—	1,008	—	683	—	—
	24	Hostile Acquisition	3,351	1,660	—	1,008	—	683	—	—
Bryan M. Hackworth	—	Without Cause (3)	1,120	730	—	—	—	390	—	—
	—	Good Reason	390	—	—	—	—	390	—	—
	12	Change in Control	1,196	417	—	389	—	390	—	—
	24	Hostile Acquisition	2,002	834	—	778	—	390	—	—
Ramzi S. Ammari	—	Without Cause (3)	1,309	973	—	—	—	336	—	—
	—	Good Reason	336	—	—	—	—	336	—	—
	12	Change in Control	1,086	417	—	333	—	336	—	—
	12	Hostile Acquisition	1,086	417	—	333	—	336	—	—
Richard K. Carnifax	—	Without Cause (3)	348	136	—	—	—	212	—	—
	—	Good Reason	212	—	—	—	—	212	—	—
	—	Change in Control	212	—	—	—	—	212	—	—
	—	Hostile Acquisition	212	—	—	—	—	212	—	—
David Chong	—	Without Cause (3)	703	452	—	—	—	251	—	—
	—	Good Reason	251	—	—	—	—	251	—	—
	—	Change in Control	251	—	—	—	—	251	—	—
	—	Hostile Acquisition	251	—	—	—	—	251	—	—
(1)This column represents the estimated amount due for (1) the value of rights to receive grants of stock options and stock awards to which he would have been entitled under all incentive compensation and option/stock plans maintained by the Company and (2) continued participation in our benefit plans if he had remained employed for the applicable period.
(2)As described above, the NEOs and other executive officers may be entitled to an excise tax gross up with respect to certain payments made upon their termination of employment in connection with a Change in Control or Hostile Acquisition. Amounts included in the table have been estimated; the actual excise tax and amount of any gross-up would be determined based on the circumstances at the time of the Change in Control or Hostile Acquisition.
(3)This amount has been determined in accordance with the Company's policy and practice to pay to the Company's executive officers an amount equal to one month of the most current year's base salary for every year worked upon the termination without cause of such executive officer.

CEO Pay Ratio Disclosure

For fiscal 2024, the ratio of the annual total compensation of Paul D. Arling, our Chief Executive Officer ("CEO Compensation"), to the median of the annual total compensation of all of our employees and those of our consolidated subsidiaries (other than our CEO) ("Median Annual Compensation"), was 117 to 1. This pay ratio disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions described below. In this summary, we refer to the employee who received the Median Annual Compensation as the "Median Employee." For purposes of this disclosure, the date used to identify the Median Employee was December 31, 2024 (the "Determination Date").

For purposes of this pay ratio disclosure, CEO Compensation was determined to be $1,334,010, the total compensation reported for Mr. Arling under the "Summary Compensation Table" for 2024. In addition, Median Annual Compensation was determined to be $11,434, and was calculated by totaling for our Median Employee all applicable elements of compensation for 2024 in accordance with Item 402(c)(2)(x) of Regulation S-K.

We identified the Median Employee as of the Determination Date from the 3,785 U.S. and non-U.S. employees, representing our full-time, part-time, seasonal and temporary employees as of that date, excluding our CEO. This number did not include any independent contractors or "leased" workers, as permitted by the applicable SEC rules. In addition, this number excluded 52 non-U.S. employees (consisting of 3 employees in France, 6 employees in Germany, 2 employees in Italy, 15 employees in Japan, 10 employees in Korea, 6 employees in Spain and 10 employees in the United Kingdom, or collectively 1.4% of our total workforce). The compensation measurement was calculated by totaling, for each employee, base cash compensation received during 2024, which represents the consistently applied compensation measure that we used for our pay ratio determination. Specifically excluded from the consistently applied compensation measure were expense reimbursements, incentive pay and bonuses, stock-based compensation, and fringe compensation such as pension payments and other retirement benefits, Company provided transportation, food and housing subsidies, etc. Further, we did not utilize any statistical sampling or cost-of-living adjustments for purposes of this pay ratio disclosure.

PAY VERSUS PERFORMANCE

The following table sets forth the compensation for our CEO and the average compensation for our Non-CEO NEOs, as set forth in the Summary Compensation Table ("SCT") on page 36 of this proxy statement and to reflect the Compensation Actually Paid ("CAP") to such individuals, as defined under SEC's pay versus performance disclosure rules, Item 402(v) of Regulation S-K, over the last four years. The table also provides information on our cumulative total shareholder return ("TSR"), the cumulative TSR of our peer group, net income and adjusted Non-GAAP diluted earnings (loss) per share.

(In thousands, except for shareholder returns and per share numbers)
Year	Summary Compensation Table Total for CEO (1)	Compensation Actually Paid to CEO (2)	Average Summary Compensation Table Total for Non-CEO NEOs (3)	Average Compensation Actually Paid to Non-CEO NEOs (4)	Value of Initial Fixed $100 Investment Based on		Net Income (Loss)	Adjusted Non-GAAP Diluted Earnings (Loss) per Share (6)
					Total Shareholder Return	Peer Group Total Shareholder Return (5)
2024	$1,334	$1,704	$654	$784	$21.05	$141.58	$(24,029)	$(0.05)
2023	$3,659	$382	$880	$276	$17.97	$159.99	$(98,238)	$(0.18)
2022	$2,957	$(2,618)	$766	$(154)	$39.82	$116.92	$407	$2.56
2021	$2,957	$(1,677)	$818	$138	$77.98	$155.76	$5,300	$3.59
2020	$3,593	$3,350	$1,007	$1,027	$100.38	$169.76	$38,572	$3.76
(1)The amounts reported in this column are the amounts of total compensation reported for Mr. Arling, Chief Executive Officer, for each corresponding year in the "Total" column of the SCT.

(2)The amounts reported in this column represent the amount of CAP to Mr. Arling as computed in accordance with Item 402(v) of Regulation S-K, as follows:

Adjustments to Determine Compensation Actually Paid for CEO (in thousands)	2024	2023	2022	2021	2020
Total compensation as reported in the SCT	$1,334	$3,659	$2,957	$2,957	$3,593
Deduction for amounts reported under the "Stock Awards" column in the SCT	(307)	(1,400)	(1,050)	(1,050)	(1,050)
Deduction for amounts reported under the "Performance Stock Awards" column in the SCT	(170)	—	—	—	—
Deduction for amounts reported under the "Option Awards" column in the SCT	—	(1,400)	(1,050)	(1,050)	(1,050)
Increase for fair value of awards granted during the current year that remain unvested as of year end	646	782	1,048	1,281	2,533
Increase/deduction for change in fair value from prior year end to current year end of awards granted prior to the current year that were outstanding and unvested as of year end	177	(1,167)	(3,250)	(3,453)	(375)
Increase/deduction for change in fair value from prior year end to vesting date of awards granted prior to the current year that vested during the current year	24	(92)	(1,273)	(362)	(301)
CAP (as calculated)	$1,704	$382	$(2,618)	$(1,677)	$3,350
(3)The amounts reported in this column represent the average of the amounts reported for the Company's Non-CEO NEOs as a group in the "Total" column of the SCT in each applicable year. The names of each of the Non-CEO NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2024 and 2023, Messrs. Hackworth, Ammari, Carnifax, and Chong; (ii) for 2022, Messrs. Hackworth, Ammari, Koopmans, and Carnifax; (iii) for 2021 and 2020, Messrs. Hackworth, Ammari, Koopmans, and Miketo.
(4)The amounts reported in this column represent the average amount of CAP to the Non-CEO NEOs as a group, as computed in accordance with Item 402(v) of Regulation S-K, as follows:

Adjustments to Determine Compensation Actually Paid for Non-CEO NEOs (in thousands)	2024	2023	2022	2021	2020
Total compensation as reported in the SCT	$654	$880	$766	$818	$1,007
Deduction for amounts reported under the "Stock Awards" column in the SCT	(171)	(261)	(226)	(219)	(244)
Deduction for amounts reported under the "Performance Stock Awards" column in the SCT	(94)	—	—	—	—
Deduction for amounts reported under the "Option Awards" column in the SCT	—	(238)	(181)	(219)	(219)
Increase for fair value of awards granted during the current year that remain unvested as of year end	359	156	211	267	563
Increase/deduction for change in fair value from prior year end to current year end of awards granted prior to the current year that were outstanding and unvested as of year end	31	(231)	(573)	(519)	(29)
Increase/deduction for change in fair value from prior year end to vesting date of awards granted prior to the current year that vested during the current year	5	(30)	(151)	10	(51)
CAP (as calculated)	$784	$276	$(154)	$138	$1,027
(5)The peer group used for this purpose consists of the following companies, which are used in our peer group index for purposes of our performance graph in our most recent annual report: Dolby Laboratories, Inc.; Logitech International S.A.; VOXX International Corp.; and Xperi Corporation (formerly TiVo Corporation).

(6)We have determined that Adjusted Non-GAAP Diluted Earnings (Loss) per Share is the financial performance measure that, in our assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used to link compensation actually paid to our NEOs (including Mr. Arling), for the most recently completed year, to Company performance. Refer to Appendix A for a reconciliation of Adjusted Non-GAAP Diluted Earnings (Loss) per Share to Diluted Earnings (Loss) per Share - GAAP.

The following table lists the three financial performance measures that we believe represent the most important financial performance measures (including Adjusted Non-GAAP Diluted Earnings (Loss) per Share) we used to link CAP to our NEOs (including Mr. Arling) for 2024 to Company performance for 2024:

Most Important Performance Measures
Adjusted Non-GAAP Diluted Earnings (Loss) per Share
Market Capitalization
Share Price

The following chart provides a graphical representation of the Company's five-year cumulative TSR versus our industry peer group index.

Comparison of Stockholder Returns of Universal Electronics Inc. and the Peer Group Index
Five-Year Cumulative Total Return
Assumes $100 Invested with Reinvestment of Dividends

$200
$150
$100
$50
12/31/2019
12/31/2020
12/31/2021
12/31/2022
12/31/2023
12/31/2024
Universal Electronics Inc.
Peer Group Index

The following chart provides a graphical representation of the Compensation Actually Paid to our CEO and our Non-CEO NEOs (as a group) versus the Company's five-year cumulative TSR.

Compensation Actually Paid vs. Total Shareholder Return

Compensation Actually Paid (in Thousands)
$4,000
$3,000
$2,000
$1,000
$—
$(1,000)
$(2,000)
$(3,000)
$100
$90
$80
$70
$60
$50
$40
$30
$20
$10
Total Shareholder Return
2020
2021
2022
2023
2024
Compensation Actually Paid to CEO
Average Compensation Actually Paid to Non-CEO NEOs
Total Shareholder Return

The following chart provides a graphical representation of the Compensation Actually Paid to our CEO and our Non-CEO NEOs (as a group) versus the Company's Net Income.

Compensation Actually Paid vs. Net Income
Compensation Actually Paid (in Thousands $)
$4,000
$3,000
$2,000
$1,000
$—
$(1,000)
$(2,000)
$(3,000)
Net Income (in Thousands $)
$50,000
$25,000
$—
$(25,000)
$(50,000)
$(75,000)
$(100,000)
2020
2021
2022
2023
2024
Compensation Actually Paid to CEO
Average Compensation Actually Paid to Non-CEO NEOs
Net Income

The following chart provides a graphical representation of the Compensation Actually Paid to our CEO and our Non-CEO NEOs (as a group) versus the Company's selected measure, Adjusted Non-GAAP Diluted Earnings (Loss) per Share.

Compensation Actually Paid vs. Adjusted Non-GAAP Diluted Earnings (Loss) per Share
$4,000
$3,000
$2,000
$1,000
$—
$(1,000)
$(2,000)
$(3,000)
Compensation Actually Paid (in Thousands $)
$4.00
$3.00
$2.00
$1.00
$—
$(1.00)
Adjusted Non-GAAP Diluted Earnings (Loss) per Share
2020
2021
2022
2023
2024
Compensation Actually Paid to CEO
Average Compensation Actually Paid to Non-CEO NEOs
Adjusted Non-GAAP Diluted Earnings (Loss) per Share

Proposal 2 - Ratification of the Appointment of Independent Registered Public Accounting Firm

The Board of Directors, acting on the recommendation of its Audit Committee, has appointed Grant Thornton LLP ("Grant Thornton"), a firm of independent registered public accountants, as auditors, to examine and report to the Board and to our stockholders on the Company's 2025 consolidated financial statements. Grant Thornton has served as our independent registered public accounting firm since 2005.

Although ratification of the appointment of Grant Thornton is not legally required, the Board is submitting it to the stockholders as a matter of good corporate governance. If the stockholders do not ratify the appointment, the Audit Committee will consider the selection of another independent registered public accounting firm in future years.

Representatives of Grant Thornton will be present at the Annual Meeting to make a statement, if they so desire, and will be available to respond to appropriate questions.

We engaged Grant Thornton as our independent registered public accounting firm for the fiscal year ended December 31, 2024. The decision to engage Grant Thornton was approved by the Board of Directors, upon the recommendation of the Audit Committee and ratified by our stockholders at our 2024 Annual Meeting.

Fees Paid to Independent Registered Public Accounting Firm

The aggregate fees we paid to Grant Thornton for professional services delivered by them for the years ended December 31, 2024 and 2023 were as follows:

(In thousands)	For the Year Ended
Type of fees	12/31/2024 (1)	12/31/2023 (1)
Audit fees (2)	$1,638	$1,671
Audit-related fees (3)	—	—
Tax fees (4)	—	—
All other fees (5)	—	—
Total fees	$1,638	$1,671

(1)Fees billed in foreign currencies are converted using the average exchange rate over the period.
(2)Audit fees consist of fees for professional services provided in connection with the integrated audit of our consolidated financial statements, review of our quarterly consolidated financial statements and audit services related to other statutory and regulatory filings. The audit fees for services provided related to our statutory and regulatory filings were $180 thousand and $164 thousand for the years ended December 31, 2024 and 2023, respectively.
(3)Audit-related fees consist of fees billed by Grant Thornton for services that are reasonably related to the performance of the integrated audit or review of our consolidated financial statements that are not reported under "Audit Fees".
(4)Tax fees consist of the aggregate fees billed by Grant Thornton related to tax projects.
(5)All other fees consist of all other non-audit services.

Audit Committee Pre-Approval Policy for Audit and Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee's policy requires that it pre-approve all audit and non-audit (greater than $20,000) services to be performed by the Company's independent registered public accounting firm. Unless a service falls within a category of services that the Audit Committee has pre-approved, an engagement to provide the service requires pre-approval. Also, proposed services exceeding pre-approved cost levels require additional pre-approval.

Consistent with the rules established by the SEC, proposed services to be provided by the Company's independent registered public accounting firm are evaluated by grouping the service fees under one of the following four categories: Audit services, Audit-related services, Tax services and All other services. All proposed services are discussed and approved by the Audit Committee. In order to render approval, the Audit Committee has available a schedule of services and fees approved by category for the current year for reference, and specific details are provided. The Audit Committee has delegated pre-approval authority to its chair for cases where services must be expedited. The Company's management provides the Audit Committee with reports of all pre-approved services and related fees by category incurred during the current fiscal year, with forecasts of additional services anticipated during the year.

All of the services related to fees disclosed above were pre-approved by the Audit Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2025.

RELATED PERSONS TRANSACTIONS

Review and Approval of Related Persons Transactions

We review all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. The legal staff is primarily responsible for developing and implementing processes and controls to obtain information from the directors and executive officers with respect to related person transactions and then determine, based on facts and circumstances, whether the Company or related person has a direct or indirect material interest in the transaction. As required by SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the proxy statement.

Security Ownership of Directors and Executive Officers

Our common stock is our only outstanding class of equity securities. The following table sets forth the information regarding shares of our common stock beneficially owned at April 1, 2025 and shares of common stock acquirable within 60 days of that date by (1) each director (including our CEO), (2) each Non-CEO named executive officer and (3) all directors and executive officers as a group.

Name and Address(1)	Shares of Common Stock Beneficially Owned	% of Shares Issued
Directors:
Paul D. Arling (2)	693,462	5.12%
William C. Mulligan (3)	59,907	*
Satjiv S. Chahil (4)	141,065	1.07%
Sue Ann R. Hamilton (5)	53,087	*
Romulo C. Pontual (6)	33,917	*
Eric B. Singer (7)	12,407	*
Edward K. Zinser (8)	46,566	*
Named Executive Officers:
Bryan M. Hackworth (9)	188,439	1.42%
Ramzi S. Ammari (10)	127,219	*
Richard K. Carnifax (11)	27,193	*
David Chong (12)	62,861	*
All Directors and Executive Officers as a Group (12 persons) (13)	1,448,655	10.45%

*	Less than one percent.
(1)The address for each Director and Named Executive Officer listed in this table is c/o Universal Electronics Inc., 15147 N. Scottsdale Road, Suite H300, Scottsdale, Arizona 85254. To the knowledge of the Company, each stockholder named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by that stockholder unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable.
(2)Includes 366,235 stock options at various strike prices subject to vesting within 60 days and 42,843 restricted stock units subject to vesting within 60 days. Also includes 281,584 shares held by the Arling Family Trust and 1,000 shares held by Mr. Arling's wife; Mr. Arling disclaims beneficial ownership.
(3)Includes 6,004 restricted stock units subject to vesting within 60 days. Also includes 51,413 shares held in The William Mulligan Rev Dec Trust Account as to which Mr. Mulligan disclaims beneficial ownership.
(4)Includes 6,004 restricted stock units subject to vesting within 60 days. Also includes 135,061 shares held in the Satjiv Chahil Trust Account as to which Mr. Chahil disclaims beneficial ownership.
(5)Includes 20,000 stock options at a strike price of $52.845 subject to vesting within 60 days and 6,004 restricted stock units subject to vesting within 60 days. Also includes 27,083 shares held in the Sue Ann R. Hamilton Trust Account as to which Ms. Hamilton disclaims beneficial ownership.
(6)Includes 13,334 stock options at a strike price of $26.645 subject to vesting within 60 days and 6,004 restricted stock units subject to vesting within 60 days.
(7)Includes 6,004 restricted stock units subject to vesting within 60 days.

(8)Includes 6,004 restricted stock units subject to vesting within 60 days.
(9)Includes 106,527 stock options at various strike prices subject to vesting within 60 days and 3,680 restricted stock units subject to vesting within 60 days. Also includes 67,032 shares held by the Hackworth Family Trust as to which Mr. Hackworth disclaims beneficial ownership.
(10)Includes 89,200 stock options at various strike prices subject to vesting within 60 days and 3,178 restricted stock units subject to vesting within 60 days.
(11)Includes 13,849 stock options at a strike price of $24.765 subject to vesting within 60 days and 1,840 restricted stock units subject to vesting within 60 days.
(12)Includes 19,455 stock options at various strike prices subject to vesting within 60 days and 4,501 restricted stock units subject to vesting within 60 days.
(13)Includes 628,600 stock options at various strike prices subject to vesting within 60 days and 93,733 restricted stock units subject to vesting within 60 days.

Security Ownership of Certain Beneficial Owners

The following table sets forth the information regarding shares of our common stock beneficially owned by persons or groups known to us to be beneficial owners of more than 5% of our common stock outstanding.

Name and Address	Shares of Common Stock Beneficially Owned	% of Shares Issued (1)
Ameriprise Financial, Inc. (2)	785,172	5.97%
Kent Lake PR LLC (3)	1,075,628	8.18%
Leviticus Partners LP (4)	746,942	5.68%
Toro 18 Holdings LLC (5)	1,544,647	11.75%
(1)The percent of shares issued is calculated using the number of shares outstanding as of April 1, 2025.
(2)As reported on Schedule 13G as filed on November 14, 2024 with the SEC by Ameriprise Financial, Inc., an investment adviser, with its principal business office at 145 Ameriprise Financial Center, Minneapolis, MN 55474, the stockholder has shared voting power and shared dispositive power as to 785,172 shares with Columbia Management Investment Advisors, LLC in accordance with a Join Filing Agreement dated November 14, 2024 filed as Exhibit II to Schedule 13G.
(3)As reported on Schedule 13D as filed on March 27, 2025 with the SEC by Kent Lake PR LLC, an investment adviser, with its principal business office at Carr. 115 km 12.1 Ave., Albizu Campos #2490 Suite 28, Rincon, Puerto Rico 00677, the stockholder has shared voting power and shared dispositive power as to 1,075,628 shares with Kent Lake Partners LP and Benjamin Natter in accordance with a Joint Filing Agreement dated March 27, 2025 filed as Exhibit 2 to Schedule 13D.
(4)As reported on Schedule 13G as filed on February 13, 2025 with the SEC by Leviticus Partners LP, an investment advisor company, with its principal business office at 32 Old Mill Road, Great Neck, NY 11023, the stockholder has sole voting power and sole dispositive power as to 746,942 shares.
(5)As reported on a Form 4 as filed on January 3, 2024 with the SEC by Toro 18 Holdings LLC, with its principal business office at 2999 N.E. 191st Street, Suite 610, Aventura, FL 33180, the stockholder has shared voting power and shared dispositive power as to 1,544,647 shares.

OTHER MATTERS

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, officers and persons who own more than ten percent of a registered class of equity securities to file reports of ownership and changes in ownership of our securities with the Securities and Exchange Commission. To our knowledge, based solely on information furnished to us and written representations by such persons, all reporting persons complied with their filing requirements in 2024, except that Mr. Arling inadvertently filed one Form 4 late.

Stockholder Proposals for this Annual Meeting and for the 2026 Annual Meeting

If a stockholder desires to have a proposal included in our proxy statement and form of proxy for the 2026 Annual Meeting of Stockholders (the "2026 Annual Meeting"), the proposal must conform to the requirements of Exchange Act Rule 14a-8 and other applicable proxy rules and interpretations of the SEC concerning the submission and content of proposals, must be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to our Secretary, Universal Electronics Inc., 15147 N. Scottsdale Road, Suite H300, Scottsdale, Arizona 85254 and must be received no later than the close of business on December 15, 2025. Any such notice shall set forth: (a) the name and address of the stockholder and the text of the proposal to be introduced; (b) the number of shares of stock held of record, owned beneficially and represented by proxy by such stockholder as of the date of such notice; and (c) a representation that the stockholder intends to appear in person or by proxy at the meeting to introduce the proposal specified in the notice. If a stockholder desires to nominate a director for election at the 2026 Annual Meeting, the stockholder must provide written notice at the same address no later than the close of business on December 15, 2025, which notice must comply with the requirements of, and be accompanied by all the information required by, Article IV of our Amended and Restated By-laws. In order for a stockholder's proposal outside the processes of Rule 14a-8 (other than a nomination of director in compliance with the requirements of Amended and Restated By-laws) to be considered timely within the meaning of Exchange Act Rule 14a-4(c)(1), the proposal must be received by us at the same address no later than February 28, 2026.

In addition to satisfying the requirements under our Amended and Restated By-laws, if a stockholder intends to comply with the universal proxy rules and to solicit proxies in support of director nominees other than our nominees, the stockholder must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to us at our principal executive offices no later than 60 calendar days prior to the one-year anniversary date of the Annual Meeting (for the 2026 Annual Meeting, no later than March 30, 2026 (since March 28, 2026 is a Saturday)). If the date of the 2026 Annual Meeting is changed by more than 30 calendar days from such anniversary date, however, then the stockholder must provide notice by the later of 60 calendar days prior to the date of the 2026 Annual Meeting and the 10th calendar day following the date on which public announcement of the date of the 2026 Annual Meeting is first made.

In order for a stockholder to have a director nominee considered for election as a director at this Annual Meeting, the nomination must have been received by the Company by the close of business on December 30, 2024 and must have complied with the requirements of, and be accompanied by all the information required by, our Amended and Restated By-laws. We received no stockholder nominations for director for this Annual Meeting. In addition, proxy holders will use their discretion in voting proxies with respect to any stockholder proposal properly presented from the floor and not included in the proxy statement for this Annual Meeting, unless we had notice of the proposal and receive specific voting instructions with respect thereto by March 15, 2025.

Other Business

As of the date of this proxy statement, we know of no business that will be presented for consideration at this Annual Meeting other than the items referred to in this proxy statement. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

ABOUT THE MEETING AND VOTING

How do I vote?

Most stockholders have a choice of voting by mail, on the Internet, by telephone or in person at our Annual Meeting.

Voting by Mail. If you are a registered holder of our common stock (i.e., your shares are registered in your name with our transfer agent, Computershare Trust Company, N.A.), you may vote by signing, dating and returning your proxy card in the enclosed prepaid envelope. The proxy holders will vote your shares in accordance with your directions. If you sign and return your proxy card, but do not properly direct how your shares should be voted on a proposal, the proxy holders will vote your shares "FOR" Proposal 2. In addition, the proxy holders will vote your shares according to their discretion on any other proposals and other matters that may be brought before our Annual Meeting.

If you hold shares of our common stock in street name (i.e., your shares are registered with our transfer agent in the name of your broker, bank or other nominee), you should complete, sign and date the voting instruction card, or follow any alternative procedures, provided to you by your broker or other nominee.

Voting on the Internet or by Telephone. If you are a registered holder of our common stock, detailed instructions for Internet and telephone voting are attached to your proxy card. Your Internet or telephone vote authorizes the proxy holders to vote your shares in the same manner as if you signed and returned your proxy card by mail. If you are a registered holder of our common stock and you vote on the Internet or by telephone, your vote must be received by 11:59 p.m. Eastern Time on Monday, May 26, 2025; you should not return your proxy card.

If you hold shares of our common stock in street name, you may be able to vote on the Internet or by telephone as permitted by your broker or nominee. Please follow any procedures provided to you by your broker or other nominee.

Voting in Person. All stockholders may vote in person at our Annual Meeting. Registered holders of our common stock may also be represented by another person present at our Annual Meeting by signing a proxy designating such person to act on their behalf. If you hold shares of our common stock in street name, you may vote in person at our Annual Meeting only if you have obtained a signed proxy from your broker or other nominee authorizing you to vote your shares.

Participants in Retirement, Savings or other Similar Plan. If you participate in a retirement, savings or other similar plan in which you own shares of our common stock, the plan's independent trustee will vote all plan shares in proportion to all of the instructions your trustee receives with respect to the plan shares. Please follow any procedures provided to you by your trustee in order to vote your plan shares. You are not able to vote plan shares in person at the Annual Meeting.

What happens if I hold shares in street name and I do not give voting instructions?

If you hold shares in street name and do not provide your broker or other nominee with specific voting instructions your broker may generally vote on routine matters but cannot vote on non-routine matters. Proposal 1 is considered a non-routine matter. Therefore, if you do not instruct your broker how to vote on Proposal 1, your broker does not have authority and will not vote your shares on that proposal. This is generally referred to as a "broker non-vote." Proposal 2 is considered a routine matter and, therefore, no broker non-votes are expected for that proposal.

Who tabulates the vote?

Representatives of Alliance Advisors will tabulate the votes for our Annual Meeting.

What constitutes a quorum for the Annual Meeting?

A "quorum" of stockholders is necessary for us to hold a valid Annual Meeting. For a quorum, there must be present, in person or by proxy, or by use of communications equipment, stockholders of record entitled to exercise not less than fifty percent of the voting power of the Company. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

What vote is required to approve each proposal?

Approval, on an Advisory Basis, of Named Executive Officer Compensation (Proposal 1). The approval, on an advisory basis, of the compensation of our named executive officers is advisory and is not binding on the Company or the Board of Directors. However, the Compensation Committee will consider the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on this proposal. Abstentions will count as present or represented by proxy and will have the effect of a vote against this proposal. Broker non-votes are not considered entitled to vote and, as a result, broker non-votes will have no effect on this proposal.

Ratification of the Appointment of Independent Registered Public Accounting Firm (Proposal 2). The ratification of the appointment of Grant Thornton LLP, an independent registered public accounting firm, as our auditors for the year ending December 31, 2025 requires the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on this proposal. Abstentions with respect to this proposal will have the effect of votes against.

Can I revoke or change my vote after I submit my proxy?

If you are a registered holder of our common stock, you may revoke or change your vote at any time before the proxy card is voted, by sending either a written notice of revocation or a duly executed proxy bearing a later date to our transfer agent. If you attend the meeting in person, you may ask the inspector of elections to suspend your proxy holder's power to vote, and you may submit another proxy or vote by ballot. Your attendance at the meeting will not by itself revoke a previously granted proxy. Any written notice revoking a proxy should be sent to Alliance Advisors, Attn: Proxy Logistics, 200 Broadacres, 3rd Floor, Bloomfield, NJ 07003. If your shares are held in "street name" or you are a member of a retirement or savings plan or other similar plan, please check your voting instruction card or contact your broker or other nominee to determine whether you will be able to revoke or change your vote.

How can I attend the Annual Meeting?

You are entitled to attend the Annual Meeting only if you were a stockholder at the close of business on Monday, April 7, 2025, the record date. If shares of our common stock are registered in your name, we will ask you to present evidence of stock ownership and valid photo identification, such as a valid driver's license or passport, to enter our Annual Meeting. If you hold your stock in street name, we will ask you to provide proof of beneficial ownership as of the record date, such as a bank or brokerage account statement showing ownership on Monday, April 7, 2025, a copy of the voting instruction card provided by your broker or other nominee, or similar evidence of ownership.

Who pays the costs of this proxy solicitation?

We will bear the entire cost of proxy solicitation, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional materials furnished to stockholders.

Copies of proxy solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others to forward to such beneficial owners. In addition, we may reimburse such persons for their cost of forwarding the solicitation materials to such beneficial owners. Our officers and other employees may also solicit the return of proxies. Proxies may be solicited by personal contact, mail, telephone and electronic means.

What is "householding" of proxy materials, and can it save the Company money?

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single annual report and proxy statement to those stockholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for stockholders and cost savings for companies. Although we do not household for holders of common stock registered in their names, a number of brokerage firms have instituted householding for shares held in "street name," delivering a single set of proxy materials to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If you are receiving multiple copies of the annual report and proxy statement and wish to receive only one, please notify your broker.

Are the Proxy Statement and the 2024 Annual Report on Form 10-K available on the Internet?

Yes. This Proxy Statement and our 2024 Annual Report on Form 10-K are available online at http://web.viewproxy.com/ueinc/2025 and through the "Investor Relations" section of our website, www.uei.com.

APPENDIX A

Use of Non-GAAP Financial Metrics
In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, UEI provides Adjusted Non-GAAP information as additional information for its operating results. References to Adjusted Non-GAAP information are to Non-GAAP financial measures. These measures are not required by, in accordance with, or an alternative for, GAAP and may be different from Non-GAAP financial measures used by other companies. UEI's management uses these measures for reviewing the financial results of UEI for budget planning purposes and for making operational and financial decisions. Management believes that providing these Non-GAAP financial measures to investors, as a supplement to GAAP financial measures, help investors evaluate UEI's core operating and financial performance and business trends consistent with how management evaluates such performance and trends. Additionally, management believes these measures facilitate comparisons with the core operating and financial results and business trends of competitors and other companies.
Adjusted Non-GAAP net income (loss) is defined as net income excluding the impact of stock-based compensation for performance-based warrants; additional Section 301 U.S. tariffs on products manufactured in China and imported into the U.S.; excess manufacturing overhead costs and factory transition costs; impairment charges on fixed assets; loss on the sale of our Ohio call center; gain on the release from our Ohio call center lease obligation guarantee; stock-based compensation expense; depreciation expense related to the increase in fixed assets from cost to fair market value resulting from acquisitions; amortization of intangibles acquired; changes in contingent consideration related to acquisitions; costs associated with certain litigation efforts; the loss on the sale of our Argentina subsidiary; the reversal of a social insurance accrual and accounts receivable reserve related to our Guangzhou entity, which was sold in 2018; factory restructuring charges; legal judgment; severance; lease termination; goodwill impairment charges; foreign currency gains and losses; the related tax effects of all adjustments; and the effect of other income tax adjustments. Adjusted Non-GAAP earnings (loss) per diluted share is calculated using Adjusted Non-GAAP net income (loss). A reconciliation of these financial measures to the most directly comparable GAAP financial measures is included below.

UNIVERSAL ELECTRONICS INC.
RECONCILIATION OF ADJUSTED NON-GAAP FINANCIAL MEASURES
(In thousands, except per share amounts)
(Unaudited)

	Year Ended December 31,
	2024	2023	2022	2021	2020
Net income (loss):
Net income (loss) - GAAP	$(24,029)	$(98,238)	$407	$5,301	$38,572
Stock-based compensation for performance-based warrants	—	—	—	(686)	686
Section 301 U.S. tariffs on goods imported from China (1)	—	—	—	—	3,523
Excess manufacturing overhead and factory transition costs (2)	—	9,108	6,670	5,830	7,500
Impairment of long-lived assets (3)	—	7,823	2,868	3,473	—
Loss on sale of Ohio call center (4)	—	—	—	—	570
Gain on release from Ohio call center lease obligation guarantee (5)	—	—	—	(542)	—
Stock-based compensation expense	6,700	8,809	10,013	9,970	9,123
Adjustments to acquired tangible assets (6)	—	241	241	257	378
Amortization of acquired intangible assets	909	1,137	1,153	1,544	4,508
Change in contingent consideration	—	—	—	(180)	(2,408)
Litigation costs (7)	689	1,687	6,268	15,300	3,901
Loss on sale of Argentina subsidiary (8)	—	—	—	6,050	—
Accrued social insurance adjustment (9)	—	—	—	—	(9,464)
Reversal of accounts receivable reserve (10)	—	—	—	—	(432)
Factory restructuring costs (11)	3,585	4,015	—	—	—
Legal judgment (12)	4,172	—	—	—	—
Severance (13)	960	2,635	—	717	491
Lease termination (14)	476	—	—	—	—
Goodwill impairment (15)	—	49,075	—	—	—
Foreign currency (gain) loss	326	3,501	1,091	1,334	1,984
Income tax provision on adjustments	7,511	6,517	4,035	984	(4,349)
Other income tax adjustments (16)	(1,924)	1,377	—	—	(1,303)
Adjusted Non-GAAP net income (loss)	$(625)	$(2,313)	$32,746	$49,352	$53,280

Diluted shares used in computing earnings (loss) per share:
GAAP	12,959	12,855	12,779	13,742	14,166
Adjusted Non-GAAP	12,959	12,855	12,779	13,742	14,166

Diluted earnings (loss) per share:
Diluted earnings (loss) per share - GAAP	$(1.85)	$(7.64)	$0.03	$0.39	$2.72
Total adjustments	$1.81	$7.46	$2.53	$3.21	$1.04
Adjusted Non-GAAP diluted earnings (loss) per share	$(0.05)	$(0.18)	$2.56	$3.59	$3.76

(1)The year ended December 31, 2020 includes costs directly attributable to the additional Section 301 U.S. tariffs implemented in 2018 on goods manufactured in China and imported into the U.S.
(2)The years ended December 31, 2023, 2022, 2021 and 2020 include unabsorbed manufacturing overhead costs resulting from the expansion of our manufacturing facility in Mexico where products destined for the U.S. market are manufactured, exacerbated by a subsequent decline in production volume. These products destined for the U.S. market were previously manufactured in China. The year ended December 31, 2023 also includes manufacturing inefficiencies associated with our new Vietnam factory which commenced operations in the latter part of June 2023. In addition, in the years ended December 31, 2023 and 2022, we incurred normal start-up costs such as idle labor and training associated with the Vietnam factory prior to its commencement. Further, the year ended December 31, 2020 includes excess manufacturing overhead costs incurred as we temporarily shut-down our China and Mexico-based factories as a result of the COVID-19 pandemic.

(3)The year ended December 31, 2023 includes impairment charges relating to machinery and equipment and leasehold improvements associated with the closure of our southwestern China factory, which ceased operations in September 2023. In addition, we also incurred impairment charges relating to machinery and equipment at our Mexico factory as we are reducing its capacity due to lower demand. The year ended December 31, 2022 includes impairment charges incurred related to the underutilization of fixed assets in our Mexico factory. The year ended December 31, 2021 consists of impairment charges related to underutilization of fixed assets in our China-based factories as a result of our long-term factory planning strategy of reducing our concentration risk in that region.
(4)Consists of the loss recorded on the sale of our Ohio call center in February 2020.
(5)Consists of the gain associated with the January 2021 release from our guarantee of the lease obligation related to our Ohio call center which was sold in February 2020.
(6)Consists of depreciation related to the mark-up from cost to fair value of fixed assets acquired in business combinations.
(7)Consists of expenses related to our various litigation matters involving Roku, Inc. and certain other related entities including three Federal District Court cases, two International Trade Commission investigations and the defense of various inter partes reviews and appeals before the US Patent and Trademark Board. In addition, year ended December 31, 2023 includes $1.2 million of expenses associated with as well non-recurring legal matters involving investigations at our manufacturing plants.
(8)Consists of the loss recorded on the sale of our Argentina subsidiary in September 2021.
(9)Consists of the reversal of a social insurance accrual related to our Guangzhou entity, which was sold in 2018. The indemnification agreement related to the sale of our Guangzhou entity expired in the second quarter of 2020.
(10)Consists of the reversal of a reserve on an accounts receivable balance related to our Guangzhou entity, which was sold in 2018. The amount was recovered during the fourth quarter of 2020.
(11)The year ended December 31, 2024 includes severance and other exit costs associated with the closure of our southwestern and eastern China factories and the streamlining of our Mexico factory. The year ended December 31, 2023 includes severance and other exit costs associated with the closure of our southwestern China factory and downsizing of our Mexico factory.
(12)Consists of an adverse judgment against one of our China subsidiaries. We have appealed this ruling and expect a decision on our appeal in early to mid-April 2025.
(13)The years ended December 31, 2024 and 2023 include severance costs associated with a reduction in headcount at our corporate offices. The years ended December 31, 2021 and 2020 include severance costs associated with reductions in headcount throughout our operations.
(14)Consists of lease termination costs associated with one of our Mexico facilities.
(15)Consists of a goodwill impairment charge of $49.1 million as a result of our market capitalization being significantly less than the carrying value of our equity.
(16)The year ended December 31, 2024 includes a $0.4 million valuation allowance recorded against the deferred tax assets at our eastern China entity as a result of its shutdown as well as a $2.3 million adjustment due to the revaluation of net deferred tax assets as our remaining China factory resulting from the expiration of a tax incentive that increased the statutory rate. The year ended December 31, 2023 includes a $1.4 million valuation allowance recorded against the deferred tax assets at our southwestern China entity as a result of its closure. The year ended December 31, 2020 includes the reversal of a reserve of an uncertain tax position related to our Guangzhou entity, which was sold in 2018. The indemnification agreement related to the sale of our Guangzhou entity expired in the second quarter of 2020.

Universal Electronics Inc.

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Bryan M. Hackworth, as Proxy, with the power to appoint his substitute, and hereby authorizes him to represent and to vote as designated on the reverse side, all the shares of common stock of Universal Electronics Inc. held of record by the undersigned on April 7, 2025 at the Annual Meeting of Stockholders to be held on May 27, 2025 at 1:00 p.m., local time in Scottsdale, Arizona or any adjournment or postponement thereof.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFIC INDICATIONS ON THE REVERSE SIDE OF THIS CARD. IN THE ABSENCE OF SUCH INDICATIONS, THIS PROXY WILL BE VOTED "FOR" APPROVAL, ON AN ADVISORY BASIS, THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS, AND TO RATIFY THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

In their discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting.

Please mark, date, sign, and mail your proxy promptly in the envelope provided.

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

KEEP THIS PORTION FOR YOUR RECORDS.

The Proxy Statement and the Annual Report on Form 10-K are available at: https://web.viewproxy.com/UEINC/2025

Please mark your votes like this ☒

Proposals — The Board of Directors recommends a vote FOR Proposals 1 and 2.

   ☐ FOR ☐ AGAINST ☐ ABSTAIN

   ☐ FOR ☐ AGAINST ☐ ABSTAIN

NOTE: Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

____

Signature

____

Signature (if held jointly)

Date: ____________________________________ , 2025

DO NOT PRINT IN THIS AREA
(Shareholder Name & Address Data)

CONTROL NUMBER

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

SCAN TO
VIEW MATERIALS & VOTE

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PROXY VOTING INSTRUCTIONS

Please have your 11 digit control number ready when voting by Internet or Telephone

INTERNET

Vote Your Proxy on the Internet:

Go to www.AALVote.com/UEIC

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE

Vote Your Proxy by Phone:

Call 1 (866) 804-9616

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL

Vote Your Proxy by Mail:

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

UNIVERSAL ELECTRONICS INC.

This communication is not a form for voting and presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

The Proxy Statement, form of proxy, and Annual Report on Form 10-K are available at https://web.viewproxy.com/UEINC/2025

If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed below on or before May 20, 2025 to facilitate timely delivery. Unless requested, you will not receive a paper or e-mail copy.

Important information regarding the Internet availability of the Company's proxy materials, instructions for accessing your proxy materials and voting online, and instructions for requesting paper or e-mail copies of your proxy materials are provided on the reverse side of this Notice.

STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING AND VOTE IN PERSON.

To the Stockholders of UNIVERSAL ELECTRONICS INC.

Notice is hereby given that the Annual Meeting of Stockholders of UNIVERSAL ELECTRONICS INC. will be held on May 27, 2025 at 1:00 p.m. local time in Scottsdale, Arizona at 15147 N. Scottsdale Road, Suite H300, Scottsdale, Arizona 85254 for the following purposes:

The Board of Directors recommends a vote "FOR" proposal 1 and 2.

The Securities and Exchange Commission rules permit us to make our proxy materials available to our stockholders via the Internet.

Material for this annual meeting and future meetings may be requested by one of the following methods:

INTERNET — To view your proxy materials online, go to https://web.viewproxy.com/UEINC/2025
Have the 11 digit control number available when you access the website and follow the instructions.

TELEPHONE — **877-777-2857 TOLL FREE**

E-MAIL — requests@viewproxy.com
* If requesting material by e-mail, please send a blank e-mail with the company name and your 11 digit control number (located below) in the subject line. No other requests, instructions or other inquiries should be included with your e-mail requesting material.

You must use the 11 digit control number located in the box below.

SCAN TO
VIEW MATERIALS & VOTE

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UNIVERSAL ELECTRONICS INC.

Directions on attending the Annual Meeting and voting in person may be found in the Proxy Statement.

The following proxy materials are available to you for review at:
https://web.viewproxy.com/UEINC/2025
Proxy Statement
2024 Annual Report on Form 10-K

ACCESSING YOUR PROXY MATERIALS ONLINE

Have this notice available when you request a paper copy of the proxy materials or to vote your proxy electronically.

You must reference your control number to vote by Internet or request a paper copy of the proxy materials.

You May Vote Your Proxy When You View The Materials On The Internet

You Will Be Asked To Follow The Prompts To Vote Your Shares

Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card.

REQUESTING A PAPER COPY OF THE PROXY MATERIALS

By telephone please call **1-877-777-2857**

or

By logging onto https://web.viewproxy.com/UEINC/2025

or

By email at: requests@viewproxy.com

Please include the company name and your control number in the subject line.